UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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TESLA, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

June 5, 2018

Dear Tesla Stockholders:

We are pleased to inform you that our 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”) will be held on Tuesday, June 5, 2018, at 2:30 p.m. Pacific Time, at the Computer History Museum located at 1401 N. Shoreline Blvd., Mountain View, CA 94043. For your convenience, we will also webcast the 2018 Annual Meeting live via the Internet at www.tesla.com/2018shareholdermeeting. The agenda of the 2018 Annual Meeting will be the following items of business, which are more fully described in this proxy statement:

Agenda Item	Board Vote Recommendation
1. To elect the three Class II directors to serve for a term of three years or until their respective successors are duly elected and qualified.	“FOR”

2. To ratify the appointment of PricewaterhouseCoopers LLP as Tesla’s independent registered public accounting firm for the fiscal year ending December 31, 2018.	“FOR”

3. To consider and vote upon a stockholder proposal to require that the Chair of the Board of Directors be an independent director.	“AGAINST”

4. To consider and vote upon a stockholder proposal regarding proxy access.	“AGAINST”

All stockholders as of close of business on April 12, 2018 are cordially invited to attend the 2018 Annual Meeting in person. Please read this proxy statement carefully to ensure that you have proper evidence of stock ownership as of April 12, 2018, as we will not be able to accommodate guests without such evidence at the 2018 Annual Meeting.

We are providing our proxy materials to our stockholders over the Internet. This reduces our environmental impact and our costs while ensuring our stockholders have timely access to this important information. Accordingly, stockholders of record at the close of business on April 12, 2018, will receive a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) with details on accessing these materials. Beneficial owners of Tesla common stock at the close of business on April 12, 2018 will receive separate notices on behalf of their brokers, banks or other intermediaries through which they hold shares.

Your vote is very important. Whether or not you plan to attend the 2018 Annual Meeting, we encourage you to read the proxy statement and vote as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the 2018 Annual Meeting and Procedural Matters” and the instructions on the Notice of Internet Availability or the notice you receive from your broker, bank or other intermediary.

Thank you for your ongoing support of Tesla.

Elon Musk
Chief Executive Officer and Chairman

PROXY STATEMENT

FOR 2018 ANNUAL MEETING OF STOCKHOLDERS

TESLA, INC.

3500 Deer Creek Road

Palo Alto, California 94304

PROXY STATEMENT

FOR 2018 ANNUAL MEETING OF STOCKHOLDERS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 5, 2018

The proxy statement and annual report are available at www.envisionreports.com/TSLA.

In accordance with U.S. Securities and Exchange Commission (the “SEC”) rules, we are providing access to our proxy materials over the Internet to our stockholders rather than in paper form, which reduces the environmental impact of our annual meeting and our costs.

Accordingly, if you are a stockholder of record, a one-page Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) has been mailed to you on or about April 26, 2018. Stockholders of record may access the proxy materials on the website listed above or request a printed set of the proxy materials be sent to them by following the instructions in the Notice of Internet Availability. The Notice of Internet Availability also explains how you may request that we send future proxy materials to you by e-mail or in printed form by mail. If you choose the e-mail option, you will receive an e-mail next year with links to those materials and to the proxy voting site. We encourage you to choose this e-mail option, which will allow us to provide you with the information you need in a timelier manner, will save us the cost of printing and mailing documents to you and will conserve natural resources. Your election to receive proxy materials by e-mail or in printed form by mail will remain in effect until you terminate it.

If you are a beneficial owner, you did not receive a Notice of Internet Availability directly from us, but your broker, bank or other intermediary forwarded you a notice with instructions on accessing our proxy materials and directing that organization how to vote your shares, as well as other options that may be available to you for receiving our proxy materials.

Please refer to the question entitled “What is the difference between holding shares as a stockholder of record or as a beneficial owner?” below for important details regarding different forms of stock ownership.

QUESTIONS AND ANSWERS ABOUT THE 2018 ANNUAL MEETING AND PROCEDURAL

MATTERS

Q:	Why am I receiving these proxy materials?
A:

The Board of Directors (the “Board”) of Tesla, Inc. (the “Company,” “Tesla,” “we,” “us” or “our”) has made available on the Internet or is providing to you in printed form these proxy materials. We do this in order to solicit voting proxies for use at Tesla’s 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”), to be held Tuesday, June 5, 2018, at 2:30 p.m., Pacific Time, and at any adjournment or postponement thereof. If you are a stockholder of record and you submit your proxy to us, you direct certain of our officers to vote your shares of Tesla common stock in accordance with the voting instructions in your proxy. If you are a beneficial owner and you follow the voting instructions provided in the notice you receive from your broker, bank or other intermediary, you direct such organization to vote your shares in accordance with your instructions. These proxy materials are being made available or distributed to you on or about April 26, 2018. As a stockholder, you are invited to attend the 2018 Annual Meeting and we request that you vote on the proposals described in this proxy statement.

Q:	Can I attend the 2018 Annual Meeting?
A:

You may attend the 2018 Annual Meeting if, on April 12, 2018 (the “Record Date”), you were a stockholder of record or a beneficial owner. You will be asked to show photo identification and the following:

•

If you are a stockholder of record, the Notice of Internet Availability addressed to you, or admission ticket that you received with a paper proxy card or that you obtained from our stockholder voting site at www.envisionreports.com/TSLA; or

•

If you are a beneficial owner, the notice you received from your broker, bank or other intermediary, or a printed statement from such organization or online access to your brokerage or other account, showing your stock ownership on the Record Date.

We will not be able to accommodate guests without proper evidence of stock ownership as of the Record Date at the 2018 Annual Meeting, including guests of our stockholders.

The meeting will begin promptly at 2:30 p.m., Pacific Time and you should leave ample time for the check-in procedures.

Q:	Where is the 2018 Annual Meeting?
A:

The 2018 Annual Meeting will be held at the Computer History Museum located at 1401 N. Shoreline Blvd., Mountain View, CA 94043. Stockholders may request directions to the 2018 Annual Meeting by calling (650) 681-5000 or by visiting http://ir.tesla.com/contactus.cfm.

Q:	Will I be able to view the 2018 Annual Meeting via the Internet?
A:	Yes. We will webcast the 2018 Annual Meeting live via the Internet at www.tesla.com/2018shareholdermeeting.
Q:	Who is entitled to vote at the 2018 Annual Meeting?
A:

You may vote your shares of Tesla common stock if you owned your shares at the close of business on the Record Date. You may cast one vote for each share of common stock held by you as of the Record Date on all matters presented. See the questions entitled “How can I vote my shares in person at the 2018 Annual Meeting?” and “How can I vote my shares without attending the 2018 Annual Meeting?” below for additional details.

As of the Record Date, holders of common stock were eligible to cast an aggregate of 169,775,452 votes at the 2018 Annual Meeting.

Q:	What is the difference between holding shares as a stockholder of record or as a beneficial owner?
A:

You are the “stockholder of record” of any shares that are registered directly in your name with Tesla’s transfer agent, Computershare Trust Company, N.A. We have sent the Notice of Internet Availability directly to you if you are a stockholder of record. As a stockholder of record, you may grant your voting proxy directly to Tesla or to a third party, or vote in person at the 2018 Annual Meeting.

You are the “beneficial owner” of any shares (which are considered to be held in “street name”) that are held on your behalf by a brokerage account or by a bank or another intermediary that is the stockholder of record for those shares. If you are a beneficial owner, you did not receive a Notice of Internet Availability directly from Tesla, but your broker, bank or other intermediary forwarded you a notice together with voting instructions for directing that organization how to vote your shares. You may also attend the 2018 Annual

Meeting, but because a beneficial owner is not a stockholder of record, you may not vote in person at the 2018 Annual Meeting unless you obtain a “legal proxy” from the organization that holds your shares, giving you the right to vote the shares at the 2018 Annual Meeting.

Q:	How can I vote my shares in person at the 2018 Annual Meeting?
A:

You may vote shares for which you are the stockholder of record in person at the 2018 Annual Meeting. You may vote shares for which you are the beneficial owner in person at the 2018 Annual Meeting only if you obtain a “legal proxy” from the broker, bank or other intermediary that holds your shares, giving you the right to vote the shares. Even if you plan to attend the 2018 Annual Meeting, we recommend that you also direct the voting of your shares as described below in the question entitled “How can I vote my shares without attending the 2018 Annual Meeting?” so that your vote will be counted even if you later decide not to attend the 2018 Annual Meeting .

Q:	How can I vote my shares without attending the 2018 Annual Meeting?
A:	Whether you hold shares as a stockholder of record or a beneficial owner, you may direct how your shares are voted without attending the 2018 Annual Meeting, by the following means:

By Internet—Stockholders of record with Internet access may submit proxies by following the “Vote by Internet” instructions on the Notice of Internet Availability until 1:00 a.m., Central time on June 5, 2018. If you are a beneficial owner of shares held in street name, please check the voting instructions in the notice provided by your broker, bank or other intermediary for Internet voting availability.

By telephone—Stockholders of record who live in the United States or Canada may request a paper proxy card from Tesla by following the procedures in the Notice of Internet Availability, and submit proxies by telephone by following the “Vote by Telephone” instructions on the proxy card until 1:00 a.m., Central time on June 5, 2018. If you are a beneficial owner of shares held in street name, please check the voting instructions in the notice provided by your broker, bank or other intermediary for telephone voting availability.

By mail—Stockholders of record may request a paper proxy card from Tesla by following the procedures in the Notice of Internet Availability. If you elect to vote by mail, please complete, sign and date the proxy card where indicated and return it in the prepaid envelope included with the proxy card. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. If you are a beneficial owner of shares held in street name, you may vote by mail by completing, signing and dating the voting instructions in the notice provided by your broker, bank or other intermediary and mailing it in the accompanying pre-addressed envelope.

Q:	How many shares must be present or represented to conduct business at the 2018 Annual Meeting?
A:

The stockholders of record of a majority of the shares entitled to vote at the 2018 Annual Meeting must either (1) be present in person at the 2018 Annual Meeting or (2) have properly submitted a proxy in order to constitute a quorum at the 2018 Annual Meeting.

Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present, and therefore are included for the purposes of determining whether a quorum is present at the 2018 Annual Meeting. A broker “non-vote” occurs when an organization that is the stockholder of record that holds shares for a beneficial owner and that is otherwise counted as present or represented by proxy does not vote on a particular proposal because that organization does not have discretionary voting power under applicable regulations to vote on that item and has not received specific voting instructions from the beneficial owner.

Q:	What proposals will be voted on at the 2018 Annual Meeting?
A:	The proposals scheduled to be voted on at the 2018 Annual Meeting are:
•	The election of the three Class II directors listed in this proxy statement to serve for a term of three years or until their respective successors are duly elected and qualified;
•	The ratification of the appointment of PricewaterhouseCoopers LLP as Tesla’s independent registered public accounting firm for the fiscal year ending December 31, 2018;

•	A stockholder proposal to require that the Chair of the Board of Directors be an independent director; and
•	A stockholder proposal regarding proxy access.
Q:	What is the voting requirement to approve each of the proposals?
A:
Proposal	Vote Required	Broker Discretionary Voting Allowed
Proposal One—Election of three Class II directors	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No
Proposal Two—Ratification of the appointment of independent registered public accounting firm	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	Yes
Proposal Three—Stockholder proposal to require that the Chair of the Board of Directors be an independent director	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No
Proposal Four—Stockholder proposal regarding proxy access	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

Q:	How are votes counted?
A:

All shares entitled to vote and that are voted in person at the 2018 Annual Meeting will be counted, and all shares represented by properly executed and unrevoked proxies received prior to the 2018 Annual Meeting will be voted at the 2018 Annual Meeting as indicated in such proxies. You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the nominees for election as director (Proposal One), and on each of Proposals Two, Three and Four.

With respect to the election of directors, Tesla’s bylaws provide that in an uncontested election, the affirmative vote of a majority of the shares entitled to vote and present in person or represented by proxy at the meeting of stockholders is required to elect a director. Abstentions with respect to any director nominee (Proposal One) or any of Proposals Two, Three and Four will have the same effect as a vote against such nominee or proposal. Consequently, each director nominee will be elected, and each of Proposals Two, Three and Four will be approved or ratified, as applicable, only if the number of shares voted “FOR” such nominee or Proposal exceeds the total number of shares voted “AGAINST” or to “ABSTAIN” with respect to such nominee or Proposal.

Q:	What is the effect of not casting a vote or if I submit a proxy but do not specify how my shares are to be voted?
A:

If you are the stockholder of record and you do not vote by proxy card, by telephone, via the Internet or in person at the 2018 Annual Meeting, your shares will not be voted at the 2018 Annual Meeting. If you submit a proxy, but you do not provide voting instructions, your shares will be voted as recommended by the Board.

If you are a beneficial owner and you do not provide the organization that is the stockholder of record for your shares with voting instructions, the organization will determine if it has the discretionary authority to vote on the particular matter. Under applicable regulations, brokers and other intermediaries have the discretion to vote on routine matters such as Proposal Two but do not have discretion to vote on non-routine matters such as Proposals One, Three or Four. Therefore, if you do not provide voting instructions to that organization, it may vote your shares only on Proposal Two and any other routine matters properly presented for a vote at the 2018 Annual Meeting.

Q:	What is the effect of a broker “non-vote”?
A:

An organization that holds shares of Tesla’s common stock for a beneficial owner will have the discretion to vote on routine proposals if it has not received voting instructions from the beneficial owner at least ten days prior to the 2018 Annual Meeting. A broker “non-vote” occurs when a broker, bank or other intermediary that is otherwise counted as present or represented by proxy does not receive voting instructions from the beneficial owner and does not have the discretion to vote the shares. A broker “non-vote” will be counted for purposes of calculating whether a quorum is present at the 2018 Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal as to which that broker “non-vote” occurs. Thus, a broker “non-vote” will not impact our ability to obtain a quorum for the 2018 Annual Meeting and will not otherwise affect the approval by a majority of the votes present in person or represented by proxy and entitled to vote of any of the proposals.

Q:	How does the Board recommend that I vote?
A:	The Board recommends that you vote your shares:
•	“FOR” the three nominees for election as directors (Proposal One);
•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Tesla’s independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal Two);
•	“AGAINST” the approval of the stockholder proposal to require that the Chair of the Board of Directors be an independent director (Proposal Three); and
•	“AGAINST” the approval of the stockholder proposal regarding proxy access (Proposal Four).
Q:	What happens if additional matters are presented at the 2018 Annual Meeting?
A.

If any other matters are properly presented for consideration at the 2018 Annual Meeting, including, among other things, consideration of a motion to adjourn the 2018 Annual Meeting to another time or place, the persons named as proxy holders, Elon Musk, Deepak Ahuja and Todd Maron, or any of them, will have discretion to vote the proxies held by them on those matters in accordance with their best judgment. Tesla does not currently anticipate that any other matters will be raised at the 2018 Annual Meeting.

Q:	Can I change my vote?
A:

If you are the stockholder of record, you may change your vote (1) by submitting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the voting methods described above in the question entitled “How can I vote my shares without attending the 2018 Annual Meeting?,” (2) by providing a written notice of revocation to Tesla’s Corporate Secretary at Tesla, Inc., 3500 Deer Creek Road, Palo Alto, CA 94304 prior to your shares being voted, or (3) by attending the 2018 Annual Meeting and voting in person, which will supersede any proxy previously submitted by you. However, merely attending the meeting will not cause your previously granted proxy to be revoked unless you specifically request it.

If you are a beneficial owner of shares held in street name, you may generally change your vote by (1) submitting new voting instructions to your broker, bank or other intermediary or (2) if you have obtained a “legal proxy” from the organization that holds your shares giving you the right to vote your shares, by attending the 2018 Annual Meeting and voting in person. However, please consult that organization for any specific rules it may have regarding your ability to change your voting instructions.

Q:	What should I do if I receive more than one Notice of Internet Availability, notice from my broker, bank or other intermediary, or set of proxy materials?
A:

You may receive more than one Notice of Internet Availability, notice from your broker, bank or other intermediary or set of proxy materials, including multiple copies of proxy cards or voting instruction cards. For example, if you are a beneficial owner with shares in more than one brokerage account, you may receive a separate notice or voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one Notice of Internet Availability or proxy card. Please complete, sign, date and return each Tesla proxy card or voting instruction card that you receive, and/or follow the voting instructions on each Notice of Internet Availability or other notice you receive, to ensure that all your shares are voted.

Q:	Is my vote confidential?
A:

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Tesla or to third parties, except: (1) as necessary for applicable legal requirements, (2) to allow for the tabulation and certification of the votes and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to Tesla management.

Q:	Who will serve as inspector of election?
A:	The inspector of election will be Computershare Trust Company, N.A.
Q:	Where can I find the voting results of the 2018 Annual Meeting?
A:

We will publish final voting results in our Current Report on Form 8-K, which will be filed with the SEC and made available on its website at www.sec.gov within four (4) business days of the 2018 Annual Meeting.

Q:	Who will bear the cost of soliciting votes for the 2018 Annual Meeting?
A:

Tesla will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners for their reasonable expenses in forwarding solicitation material to those beneficial owners. Our directors, officers and employees may also solicit proxies in person or by other means. These directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses incurred in doing so.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
A:	You may submit proposals, including recommendations of director candidates, for consideration at future stockholder meetings.

For inclusion in Tesla’s proxy materials—Stockholders may present proper proposals for inclusion in Tesla’s proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to Tesla’s Corporate Secretary in a timely manner. In order to be included in the proxy statement for the 2019 annual meeting of stockholders, stockholder proposals must be received by Tesla’s Corporate Secretary no later than December 27, 2018, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

To be brought at annual meeting—In addition, you can find in Tesla’s bylaws an advance notice procedure for stockholders who wish to present certain matters, including nominations for the election of directors, at an annual meeting of stockholders.

In general, Tesla’s bylaws provide that the Board will determine the business to be conducted at an annual meeting, including nominations for the election of directors, as specified in the Board’s notice of meeting or as properly brought at the meeting by the Board. However, a stockholder may also present at an annual meeting any business, including nominations for the election of directors, specified in a written notice properly delivered to Tesla’s Corporate Secretary within the Notice Period (as defined below), if the stockholder held shares at the time of the notice and the record date for the meeting. The notice must contain specified information about the proposed business or nominees and about the proponent stockholder. If a stockholder who has delivered such a notice does not appear to present his or her proposal at the meeting, Tesla will not be required to present the proposal for a vote.

The “Notice Period” is the period not less than 45 days nor more than 75 days prior to the one year anniversary of the date on which Tesla mailed its proxy materials to stockholders for the previous year’s annual meeting of stockholders. As a result, the Notice Period for the 2019 annual meeting of stockholders will start on February 10, 2019 and end on March 12, 2019.

This is only a summary of the advance notice procedure. Complete details regarding all requirements that must be met are found in our bylaws. You can obtain a copy of the relevant bylaw provisions by writing to Tesla’s Corporate Secretary at our principal executive offices at 3500 Deer Creek Road, Palo Alto, CA 94304 or by accessing Tesla’s filings on the SEC’s website at www.sec.gov. All notices of proposals by stockholders, whether or not requested for inclusion in Tesla’s proxy materials, should be sent to Tesla’s Corporate Secretary at our principal executive offices.

Q:	How may I obtain a separate copy of the Notice of Internet Availability or the proxy materials?
A:

If you are a stockholder of record and share an address with another stockholder of record, each stockholder may not receive a separate copy of the Notice of Internet Availability or proxy materials. Stockholders may request to receive separate or additional copies of the Notice of Internet Availability or proxy materials by calling our Investor Relations department at (650) 681-5000 or by writing to Tesla, Inc., 3500 Deer Creek Road, Palo Alto, CA 94304, Attention: Investor Relations. Upon such written or oral request, we will deliver promptly a separate copy of the Notice of Internet Availability and, if applicable, our proxy materials, to any stockholder at a shared address to which we delivered a single copy of any of these materials. Stockholders who share an address and receive multiple copies of the Notice of Internet Availability or proxy materials can also request to receive a single copy by following the instructions above.

Q:	Who can help answer my questions?
A:	Please contact our Investor Relations department by calling (650) 681-5000 or by writing to Tesla, Inc., 3500 Deer Creek Road, Palo Alto, CA 94304, Attention: Investor Relations or ir@tesla.com.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Tesla’s Board currently consists of nine members who are divided into three classes with staggered three-year terms. Our bylaws permit our Board to establish by resolution the authorized number of directors, and nine directors are currently authorized. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

Nominees for Class II Directors

Three candidates have been nominated for election as Class II directors at the 2018 Annual Meeting for a three-year term expiring in 2021. Upon recommendation of the Nominating and Corporate Governance Committee, the Board has nominated Antonio Gracias, James Murdoch and Kimbal Musk for re-election as Class II directors. Biographical information about each of the nominees is contained in the following section. A discussion of the qualifications, attributes and skills of each nominee that led our Board and the Nominating and Corporate Governance Committee to the conclusion that he should continue to serve as a director follows each of the director and nominee biographies.

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted FOR the re-election of Messrs. Gracias, Murdoch and Musk. Each of Messrs. Gracias, Murdoch and Musk has accepted such nomination; however, in the event that a nominee is unable or declines to serve as a director at the time of the 2018 Annual Meeting, the proxies will be voted for any nominee who shall be designated by the Board to fill such vacancy. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy card or when you vote by telephone or over the Internet. If you are a beneficial owner holding your shares in street name and you do not give voting instructions to your broker, bank or other intermediary, that organization will leave your shares unvoted on this matter.

THE BOARD RECOMMENDS A VOTE

FOR THE ELECTION OF Antonio Gracias, James Murdoch and Kimbal Musk.

Information Regarding the Board and Director Nominees

The names of the members of Tesla’s Board and Tesla’s proposed director nominees, their respective ages, their positions with Tesla and other biographical information as of April 1, 2018, are set forth below. Except for Messrs. Elon Musk and Kimbal Musk who are brothers, there are no other family relationships among any of our directors or executive officers.

Name	Age	Position
Elon Musk	46	Chief Executive Officer and Chairman
Brad Buss (1)(2)(3)	54	Director
Robyn Denholm (1)(2)(3)	54	Director
Ira Ehrenpreis (2)(3)	49	Director
Antonio Gracias (1)(2)(3)(4)	47	Director
Stephen Jurvetson (5)	51	Director
James Murdoch	45	Director
Kimbal Musk	45	Director
Linda Johnson Rice	60	Director

(1)	Member of Audit Committee.
(2)	Member of Compensation Committee.
(3)	Member of Nominating and Corporate Governance Committee.
(4)	Lead Independent Director.
(5)	Mr. Jurvetson has been on a leave of absence from the Board since November 2017.

Elon Musk has served as our Chief Executive Officer since October 2008 and as Chairman of our Board since April 2004. Mr. Musk has also served as Chief Executive Officer, Chief Technology Officer and Chairman of Space Exploration Technologies Corporation, a company which is developing and launching advanced rockets for satellite, and eventually human, transportation (“SpaceX”), since May 2002, and served as Chairman of the Board of SolarCity Corporation, a solar installation company (“SolarCity”), from July 2006 until its acquisition by us in November 2016. Mr. Musk is also a founder of The Boring Company, an infrastructure company, and Neuralink Corp, a company focused on developing brain-machine interfaces. Prior to SpaceX, Mr. Musk co-founded PayPal, an electronic payment system, which was acquired by eBay in October 2002, and Zip2 Corporation, a provider of Internet enterprise software and services, which was acquired by Compaq in March 1999. Mr. Musk holds a B.A. in physics from the University of Pennsylvania and a B.S. in business from the Wharton School of the University of Pennsylvania.

We believe that Mr. Musk possesses specific attributes that qualify him to serve as a member of our Board, including the perspective and experience he brings as our Chief Executive Officer, one of our founders and our largest stockholder, which brings historic knowledge, operational expertise and continuity to our Board.

Brad Buss has been a member of our Board since November 2009. From August 2014 until his retirement in February 2016, Mr. Buss served as the Chief Financial Officer of SolarCity. Prior to joining SolarCity, from August 2005 to June 2014, Mr. Buss was the Executive Vice President of Finance and Administration and Chief Financial Officer of Cypress Semiconductor Corporation, a semiconductor design and manufacturing company. Mr. Buss served as Vice President of Finance at Altera Corp., a semiconductor design and manufacturing company, from March 2000 to March 2001 and from October 2001 to August 2005. From March 2001 to October 2001, Mr. Buss served as the Chief Financial Officer of Zaffire, Inc., a developer and manufacturer of optical networking equipment. Mr. Buss also serves as a director of Advance Auto Parts, Inc. and Cavium, Inc., and also served as a director of CafePress Inc. from October 2007 until July 2016. Mr. Buss holds a B.A. in economics from McMaster University and an honors business administration degree, majoring in finance and accounting, from the University of Windsor.

We believe that Mr. Buss possesses specific attributes that qualify him to serve as a member of our Board, including his executive experience and his financial and accounting expertise with both public and private companies in diverse industries.

Robyn Denholm has been a member of our Board since August 2014. Since January 2017, Ms. Denholm has been Chief Operations Officer of Telstra Corporation Limited, a telecommunications company. Prior to Telstra, from August 2007 to February 2016, Ms. Denholm was with Juniper Networks, Inc., a manufacturer of networking equipment, serving first as its Executive Vice President and Chief Financial Officer and then as its Executive Vice President and Chief Financial and Operations Officer. Prior to joining Juniper Networks, Ms. Denholm served in various executive roles at Sun Microsystems, Inc. from January 1996 to August 2007. Ms. Denholm also served at Toyota Motor Corporation Australia for seven years and at Arthur Andersen & Company for five years in various finance assignments. Ms. Denholm previously served as a director of ABB Ltd., an automation technology company, from 2016 to 2017 and of Echelon Corporation Inc. from 2008 to 2013. Ms. Denholm is a Fellow of the Institute of Chartered Accountants of Australia and holds a Bachelor’s degree in Economics from the University of Sydney and a Master’s degree in Commerce from the University of New South Wales.

We believe that Ms. Denholm possesses specific attributes that qualify her to serve as a member of our Board and chair of our Audit Committee, including her executive experience and her financial and accounting expertise with international companies, including in the technology and automotive industries.

Ira Ehrenpreis has been a member of our Board since May 2007. Mr. Ehrenpreis has been a venture capitalist since 1996 when he joined Technology Partners, where he is a partner and has led its Cleantech practice for several years as a managing member. Since 2015, Mr. Ehrenpreis has also been a managing partner of the venture capital firm of DBL Partners. In the venture capital community, he has served on the board of the National Venture Capital Association and currently serves as the President of the Western Association of Venture Capitalists and the Chairman of the VCNetwork, an organization comprising more than 1,000 venture capitalists. In the Cleantech sector, he has served on several industry boards, including the American Council on Renewable Energy and the Cleantech Venture Network (Past Chairman of Advisory Board), and was the Chairman of the Clean-Tech Investor Summit in 2005, 2006, 2007, 2008, 2009, 2010, 2011, 2012 and 2013. Mr. Ehrenpreis serves as Chairman of the World Energy Innovation Forum. Mr. Ehrenpreis holds a B.A. from the University of California, Los Angeles and a J.D. and M.B.A. from Stanford University.

We believe that Mr. Ehrenpreis possesses specific attributes that qualify him to serve as a member of our Board and to serve as chair of our Nominating and Corporate Governance Committee and chair of our Compensation Committee, including his experience in the Cleantech and venture capital industries.

Antonio Gracias has been a member of our Board since May 2007 and has served as our Lead Independent Director since September 2010. Since 2003, Mr. Gracias has been Chief Executive Officer of Valor Management Corp., a private equity firm. Mr. Gracias is a director of SpaceX, and was a director of SolarCity until its acquisition by us in November 2016. Mr. Gracias holds a joint B.S. and M.S. degree in international finance and economics from the Georgetown University School of Foreign Service and a J.D. from the University of Chicago Law School.

We believe that Mr. Gracias possesses specific attributes that qualify him to serve as a member of our Board, including his management experience with a nationally recognized private equity firm and his operations management and supply chain optimization expertise.

Stephen Jurvetson has been a member of our Board since June 2009. Mr. Jurvetson has been on a leave of absence from the Board since November 2017. Mr. Jurvetson was a Managing Director of Draper Fisher Jurvetson, a venture capital firm, from 1995 to 2017. Mr. Jurvetson is a director of SpaceX, from which he is also on a leave of absence. Mr. Jurvetson holds B.S. and M.S. degrees in electrical engineering from Stanford University and an M.B.A. from the Stanford Business School.

We believe that Mr. Jurvetson possesses specific attributes that qualify him to serve as a member of our Board, including his experience in the venture capital industry and his years of business and leadership experience.

James Murdoch has been a member of our Board since July 2017. Mr. Murdoch has held a number of leadership roles at Twenty-First Century Fox, Inc. (“21CF”) over two decades, including as its CEO since 2015, its Co-Chief Operating Officer from 2014 to 2015, its Deputy Chief Operating Officer and Chairman and CEO, International from 2011 to 2014 and its Chairman and Chief Executive, Europe and Asia from 2007 to 2011. Previously, he served as the CEO of Sky plc from 2003 to 2007, and as the Chairman and CEO of STAR Group

Limited, a subsidiary of 21CF, from 2000 to 2003. Mr. Murdoch also serves on the boards of 21CF, Sky plc, where he has served as Chairman since 2016, and New Corp, and formerly served on the boards of GlaxoSmithKline plc from 2009 to 2012 and of Sotheby’s from 2010 to 2012.

We believe that Mr. Murdoch possesses specific attributes that qualify him to serve as a member of our Board, including his lengthy executive and board experience across numerous companies, extensive knowledge of international markets and strategies, and experience with the adoption of new technologies.

Kimbal Musk has been a member of our Board since April 2004. Mr. Musk is a co-founder of The Kitchen, a growing family of businesses with the goal of providing all Americans with access to real food, and has also served as its CEO since its founding in 2004. In 2010, Mr. Musk became the Executive Director of The Kitchen Community, a non-profit organization that creates learning gardens in schools across the United States. Mr. Musk also co-founded Square Roots, an urban farming incubator program, in 2016. Previously, Mr. Musk was a co-founder of Zip2 Corporation, a provider of enterprise software and services, which was acquired by Compaq in March 1999. From 2012 to 2015, Mr. Musk was a director of the Anschutz Health and Wellness Center, a facility at the University of Colorado School of Medicine providing research, education and wellness services with the goal of achieving healthier lifestyles. Mr. Musk is also a director of SpaceX and of Chipotle Mexican Grill, Inc., an international chain of Mexican-themed restaurants. Mr. Musk holds a B. Comm. in business from Queen’s University and is a graduate of The French Culinary Institute in New York City.

We believe that Mr. Musk possesses specific attributes that qualify him to serve as a member of our Board, including his business experience in retail and consumer markets, his lengthy experience on our Board, and his experience with technology companies.

Linda Johnson Rice has been a member of our Board since July 2017. Ms. Rice is currently the Chairman and Chief Executive Officer of Johnson Publishing Company, which owns Fashion Fair Cosmetics as well as extensive published works, where she has served in one or both capacities continuously since 1988 after joining in 1980. Ms. Rice has also served as Chief Executive Officer of EBONY Media Operations, which publishes EBONY and Jet magazines, since March 2017, and is a director and Chairman Emeritus of EBONY Media Holdings, its parent company. Ms. Rice also serves on the boards of the Omnicom Group and GrubHub Inc. Ms. Rice is Trustee at the Art Institute of Chicago, President of the Chicago Public Library Board of Directors, Council Member of The Smithsonian’s National Museum of African American History and Culture, and board member of After School Matters and Northwestern Memorial Corporation. Ms. Rice holds a B.A. in Journalism from the University of Southern California’s Annenberg School of Communication and an M.B.A. from Northwestern University’s Kellogg School of Management.

We believe that Ms. Rice possesses specific attributes that qualify her to serve as a member of our Board, including her extensive corporate management and board experience and her understanding of consumer businesses.

See “Corporate Governance” and “Executive Compensation—Compensation of Directors” below for additional information regarding the Board.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected PricewaterhouseCoopers LLP as Tesla’s independent registered public accounting firm to audit the consolidated financial statements of Tesla for the fiscal year ending December 31, 2018, which will include an audit of the effectiveness of Tesla’s internal control over financial reporting. PricewaterhouseCoopers LLP has audited Tesla’s financial statements since 2005. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of our independent registered public accounting firm is a matter of good corporate practice. In the event that this selection is not ratified by the affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Tesla and its stockholders.

Principal Accounting Fees and Services

The following table presents fees billed for professional audit services and other services rendered to Tesla by PricewaterhouseCoopers LLP for the years ended December 31, 2016 and 2017. The dollar amounts in the table and accompanying footnotes are in thousands.

	2016	2017
Audit Fees (1)	$8,436	$10,613
Audit-Related Fees (2)	0	240
Tax Fees (3)	31	64
All Other Fees (4)	2	2

Total	$8,469	$10,919

(1)

Audit Fees consist of fees billed for professional services rendered for the audit of Tesla’s consolidated financial statements included in Tesla’s Annual Report on Form 10-K and for the review of the financial statements included in Tesla’s Quarterly Reports on Form 10-Q, as well as services that generally only Tesla’s independent registered public accounting firm can reasonably provide, including statutory audits and services rendered in connection with SEC filings. The Audit Fees incurred in 2016 also include fees of $3,332 related to services performed in connection with Tesla’s acquisition of SolarCity and its securities offerings, and the Audit Fees incurred in 2017 also include fees of $403 relating to services performed in connection with Tesla’s securities offerings, in each case including comfort letters, consents and review of documents filed with the SEC and other offering documents.

(2)	Audit-Related Fees consists of fees billed for professional services for assistance with interpretation of accounting standards.
(3)

Tax Fees in 2016 consisted primarily of $31 related to consultation and assistance for employment tax-related matters, and Tax Fees in 2017 consisted primarily of $64 related to consultation and assistance for foreign taxation matters.

(4)	Other Fees consist of an annual license fee of $2 in 2016 and 2017 for use of accounting research software.

Pre-Approval of Audit and Non-Audit Services

Tesla’s Audit Committee has adopted a policy for pre-approving audit and non-audit services and associated fees of Tesla’s independent registered public accounting firm. Under this policy, the Audit Committee must pre- approve all services and associated fees provided to Tesla by its independent registered public accounting firm, with certain de minimis exceptions described in the policy.

All PricewaterhouseCoopers LLP services and fees in fiscal 2016 and 2017 were pre-approved by the Audit Committee.

The Board Recommends a Vote FOR the Ratification of the Appointment of PricewaterhouseCoopers LLP as Tesla’ s Independent Registered Public Accounting Firm For the Fiscal Year Ending December 31, 2018.

PROPOSAL THREE

STOCKHOLDER PROPOSAL TO REQUIRE THAT THE CHAIR OF THE
BOARD OF DIRECTORS BE AN INDEPENDENT DIRECTOR

In accordance with SEC rules, we have set forth below a stockholder proposal from Mr. Jing Zhao, along with a supporting statement of the proponent, exactly as submitted by Mr. Zhao. Mr. Zhao has notified us that he is the beneficial owner of twelve (12) shares of the Company’s common stock and intends to present the following proposal at the 2018 Annual Meeting. Mr. Zhao’s address is 1745 Cooperleaf Ct., Concord, CA 94519. The stockholder proposal will be required to be voted upon at the 2018 Annual Meeting only if properly presented.

Stockholder Proposal and Supporting Statement

***

Shareholder Proposal on Board Chairman Independence

Resolved: shareholders recommend that Tesla adopt a policy that the chairman of our board of directors be an independent director.

Supporting Statement

Mr. Elon Musk has served as Chief Executive Officer for ten years since 2008 and as Chairman of the Board of Directors for fourteen years since 2004. Although the current leadership structure, in which the positions of Chairman and CEO are held by one person, could provide an effective leadership for Tesla at the early stage, now in this much more highly competitive and rapidly changing technology industry, it is more and more difficult to oversee Tesla's business and senior management (especially to minimize any potential conflicts) that may result from combining the positions of CEO and Chairman.

For example, in November 2016 Tesla completed acquisition of SolarCity, so Tesla's CEO and Chairman is also a significant stockholder of SolarCity and Chairman of its Board of Directors; Jeffrey B. Straubel, Tesla's Chief Technical Officer, is also a member of SolarCity's Board of Directors; and certain other members of Tesla's Board of Directors have interests in SolarCity (NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS p.46.). Elon Musk is also the CEO, Chief Technical Officer and a significant stockholder of SpaceX. Kimbal Musk, a member of Tesla's Board of Directors, is also a member of the board of directors of SpaceX. In addition, certain other members of Tesla's Board of Directors have interests in SpaceX ...... (NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS p.47.).

An independent chairman of the board of directors is the prevailing practice in the international market, such as in the United Kingdom. In the United States too, many big companies already have or began to have an independent Board Chairman. Tesla should not be exception.

***

Opposing Statement of the Board

The Board believes that the Company’s success to date would not have been possible if the Board was led by another director lacking Elon Musk’s day-to-day exposure to the Company’s business. In light of the significant future opportunities for growth and the careful execution needed in order for the Company to achieve it, the Board believes that the Company is still best served by Mr. Musk continuing to serve as Chairman.

Moreover, the role of the Lead Independent Director protects the Company against any potential governance issues arising from a non-independent director serving as Chairman. This position is vested with broad authority to lead the actions of the independent directors and communicate regularly with the Chief Executive Officer. Additionally, the Company now has seven independent directors following the addition of two additional independent directors in July 2017. The Board believes that the broad authority of the Lead Independent Director and the presence of six other independent directors ensures that the Board acts independently. This current Board structure also is consistent with majority practice at large public companies: according to the 2017 Spencer Stuart Board Index, 72% of companies in the S&P 500 do not have an independent board chairman.

The proponent acknowledges that a combined Chief Executive Officer and Chairman is an effective form of leadership for an early-stage company, until it faces increased competition and rapid technological changes. The Board believes that it is precisely during times when a company must quickly adapt to constant change and outside pressures that Board leadership needs to be lockstep with the Company’s operations. Our achievements to date notwithstanding, the Company is still at a point in its development where we must execute well in order to realize our long-term goals, and separating the roles of Chief Executive Officer and Chairman at this time would not serve the best interests of the Company or its stockholders.

The Board Recommends a Vote AGAINST the Stockholder Proposal to Require That the Chair of the Board of Directors be an Independent Director.

PROPOSAL FOUR

STOCKHOLDER PROPOSAL REGARDING PROXY ACCESS

In accordance with SEC rules, we have set forth below a stockholder proposal from James McRitchie, along with a supporting statement of the proponent, exactly as submitted by Mr. McRitchie. Mr. McRitchie has notified us that he is the beneficial owner of 130 shares of the Company’s common stock and intends to present the following proposal at the 2018 Annual Meeting through his designee, John Chevedden. Mr. McRitchie’s address is 9295 Yorkship Court, Elk Grove, CA 95758. The stockholder proposal will be required to be voted upon at the 2018 Annual Meeting only if properly presented.

Stockholder Proposal and Supporting Statement

***

Proposal 4 - Shareholder Proxy Access

RESOLVED: Shareholders of Tesla Motors (“Tesla” or the “Company”) ask the board of directors (the “Board”) to amend its bylaws or other documents, as necessary, to provide proxy access for shareholders as follows:

1.

Nominating shareholders or shareholder groups (“Nominators”) must beneficially own 3% or more of the Company's outstanding common stock (“Required Stock”) continuously for at least three years and pledge to hold such stock through the annual meeting.

2.	Nominators may submit a statement not exceeding 500 words in support of each nominee to be included in the Company proxy.
3.	The number of shareholder-nominated candidates eligible to appear in proxy materials shall be one quarter of the directors then serving or two, whichever is greater.
4.	No limitation shall be placed on the number of shareholders that can aggregate their shares to achieve the 3% of Required Stock.
5.	No limitation shall be placed on the re-nomination of shareholder nominees by Nominators based on the number or percentage of votes received in any election.
6.	The Company shall not require that Nominators pledge to hold stock after the annual meeting if their nominees fail to win election.
7.

Loaned securities shall be counted as belonging to a nominating shareholder if the shareholder represents it has the legal right to recall those securities for voting purposes and will hold those securities through the date of the annual meeting.

Supporting Statement: The SEC's universal proxy access Rule 14a-11 (https://www.sec.gov/rules/final/2010/33-9136.pdf) was vacated after a court decision regarding the SEC's cost-benefit analysis. Therefore, proxy access rights must be established on a company-by- company basis. Subsequently, Proxy Access in the United States: Revisiting the Proposed SEC Rule (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1) a cost-benefit analysis by CFA Institute, found proxy access would “benefit both the markets and corporate boardrooms, with little cost or disruption,” raising US market capitalization by up to $140.3 billion. Public Versus Private Provision of Governance: The Case of Proxy Access (http://ssrn.com/abstract=2635695) found a 0.5 percent average increase in shareholder value for proxy access targeted firms.

Proxy Access: Best Practices 2017

(http://www.cii.org/files/publications/misc/Proxy_Access_2017_FINAL.pdf) by CII, notes that “while proxy access has gained broad acceptance, some adopting companies have included, or are considering including, provisions that could significantly impair shareholders' ability to use it.” The report “highlights the best practices CII recommends for implementing proxy access.”

Adoption of bylaws with all the requested elements outlined above would help ensure meaningful proxy assess[sic] is available to shareholders. Similar proposals won an average of 82.5% For, 14.3% Against, and 0.8% Abstain from July 16, 2016 to June 30, 2017, according to Proxy Insight.

Increase Shareholder Value

Vote for Shareholder Proxy Access - Proposal 4

***

Opposing Statement of the Board

This proposal would not serve the best interests of the Company or its stockholders, for the reasons stated below.

First, the Company already has mechanisms to promote the accountability of the Board to its stockholders. The Nominating and Corporate Governance Committee of the Board is comprised entirely of independent directors. The Nominating and Corporate Governance Committee regularly reviews the composition, size and performance of the Board and its committees, evaluates individual Board members, and identifies and evaluates candidates for election or re-election to the Board. The Company has also implemented means for stockholders to recommend director candidates for the Nominating and Corporate Governance Committee’s consideration, nominate candidates at stockholder meetings, and contact the Board directly.

Second, through the Nominating and Corporate Governance Committee’s efforts, the Board has steadily added independent directors to the Board. Robyn Denholm was appointed to the Board in 2014 and Linda Johnson Rice and James Murdoch were appointed in 2017. In addition to being independent, each of these individuals is highly experienced as a senior executive and board member at multiple well-established companies.

Third, the version of proxy access formulated by the proponent may create an opportunity for special interests that seek only short-term returns rather than having the Company’s long-term interests in mind. This is particularly harmful for a company like ours, which is still in an early stage of development and undergoing rapid growth. Like other fast-growing technology companies, we may experience significant short-term swings in the price of our stock that are unrelated to our long-term prospects, and the proposal would allow special interests seeking only short-term returns—or even our competitors—to take advantage of such swings to disrupt the focus of the Company.

Notably, the proposal provides no safeguards against stockholders seeking to use proxy access to nominate directors who will act only in their individual interests. In fact, the proposal would not ensure that the stockholders seeking proxy access be truly invested in the Company even on a short-term basis, as it would be available to individuals who have relinquished voting and investment power over their shares and hold a net short position. Indeed, this proposal could be exploited by corporate raiders solely to effect a change of control, which should not be the purpose or outcome of any proxy access provision.

The Board recognizes that proxy access is a topic of growing interest in the investor community, and will continue to monitor and consider this topic. At this time, however, the Board believes that the process for director nomination and stockholder communication that we have already implemented is the right approach to provide a voice to our stockholders while promoting their long-term returns and the Company’s ultimate success.

The Board Recommends a Vote AGAINST the Stockholder Proposal Regarding Proxy Access.

CORPORATE GOVERNANCE

Investor Outreach

During 2014, the Board determined to formally identify, approach and establish an active dialogue with our largest stockholders and conduct an extensive review of our corporate governance practices. We inaugurated a program of periodic investor outreach to ensure that Tesla’s Board and management understand and consider the issues that matter most to our stockholders. We have gradually expanded this program over time to include senior members of management and the Board, who have participated in hosting extended series of meetings with and preparing presentations to a broad base of investors. For example, in 2017, such meetings were held with many of our largest institutional investors to obtain investor feedback and present on a variety of corporate governance issues, including the role and number of independent directors on the Board. Through this program, we have received and continue to periodically receive helpful input regarding a number of stockholder-related matters, and have adopted a number of significant changes to our corporate governance practices in addition to welcoming two new independent directors to our Board in 2017, bringing the total number of independent directors to seven of nine members.

Moreover, members of our Board and management have proactively sought input from our investors when considering important corporate actions that involve matters of corporate governance and alignment with stockholder interests. For example, at the request of the Compensation Committee, Ira Ehrenpreis and our General Counsel, Todd Maron, had calls in 2017 with 15 of our largest institutional stockholders to discuss and solicit their views regarding Elon Musk’s compensation arrangements. As the Board thereafter deliberated for several months on a new performance award for Mr. Musk, it gave great weight to the feedback that our stockholders provided during these early calls, and it incorporated much of that feedback into the ultimate design of the award, culminating in the grant of a performance-based stock option award to Mr. Musk in January 2018 (the “2018 CEO Performance Award”) that was subsequently approved by approximately 73% of the votes cast by stockholders (other than Mr. Musk or Kimbal Musk) at a meeting to approve such award.

We do not expect that we will always be able to address all of our stockholders’ feedback. However, we seek to optimize our corporate governance by continually refining our relevant policies, procedures and practices to align the needs of the Company with evolving regulations and best practices, issues raised by our stockholders, and other factors as circumstances warrant.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

The Board sets high standards for Tesla’s employees, officers and directors. Tesla is committed to establishing an operating framework that exercises appropriate oversight of responsibilities at all levels throughout the company and managing its affairs consistent with high principles of business ethics. Accordingly, Tesla has adopted a Code of Business Conduct and Ethics, which is applicable to Tesla and its subsidiaries’ directors, officers and employees. Tesla has also adopted Corporate Governance Guidelines, which, in conjunction with our certificate of incorporation, bylaws, and charters of the standing committees of our Board, form the framework for Tesla’s corporate governance. The Code of Business Conduct and Ethics and the Corporate Governance Guidelines are each available on Tesla’s website at: http://ir.tesla.com/corporate-governance.cfm. Tesla will disclose on its website any amendment to the Code of Business Conduct and Ethics, as well as any waivers of the Code of Business Conduct and Ethics, that are required to be disclosed by the rules of the SEC or The NASDAQ Stock Market LLC (“NASDAQ”).

Director Independence

The Board has determined that, with the exception of Elon Musk and Kimbal Musk, all of its current members are “independent directors” as that term is defined in the listing standards of NASDAQ.

Other than Elon Musk, no current director is or has ever been an employee of Tesla. In the course of determining the independence of each non-employee director, the Board considers the annual amount of Tesla’s sales to, or purchases from, any company where a non-employee director serves as an executive officer. In order to find that a director is independent, the Board must determine that any such sales or purchases were made in the ordinary course of business and the amount of such sales or purchases in each of the past three fiscal years was less than 5% of Tesla’s or the applicable company’s consolidated gross revenues for the applicable year. The Board undertook an analysis for each non-employee director and considered all other relevant facts and circumstances, including the director’s commercial, accounting, legal, banking, consulting, charitable and familial relationships. The Board specifically reviewed the transactions specified below in “Certain Relationships and Related Party Transactions—Related Party Transactions” and the additional considerations described immediately below to the extent they were identified with respect to any of the non-employee directors.

With respect to Mr. Ehrenpreis, the following were among the relevant considerations:

•

Mr. Ehrenpreis is a manager of DBL Partners Fund III (“DBL III”). Each of Mr. Ehrenpreis and DBL III is a minority investor in SpaceX. Tesla and certain Tesla directors have relationships with SpaceX as set forth in this section and below in “Certain Relationships and Related Party Transactions—Related Party Transactions—SpaceX.”

•

Mr. Ehrenpreis is a co-owner of DBL Partners. Another co-owner of DBL Partners is a manager of DBL Investors, which is also an investor in SpaceX. Mr. Ehrenpreis has no direct or indirect investment control or pecuniary interest in DBL Investors.

•

Mr. Ehrenpreis serves a member of the board of directors of Mapbox Inc., a provider of custom online maps (“Mapbox”). In December 2015, Tesla entered into an agreement with Mapbox relating to a vehicle map-related project, pursuant to which Tesla made a prepayment of $3 million in 2016 for certain fees. Tesla will pay Mapbox to the extent any additional fees for services are incurred in excess of such prepaid fees. Mr. Ehrenpreis did not participate in negotiations involving, and does not have a direct or indirect material interest in, this transaction.

The Board has concluded that given that (i) Mr. Ehrenpreis’ and DBL III’s interests in SpaceX are minority positions, (ii) Mr. Ehrenpreis has no direct or indirect interest in DBL Investors and (iii) Mr. Ehrenpreis does not have a direct or indirect material interest in Tesla’s transaction with Mapbox or any pertinent transaction or relationship described below in “Certain Relationships and Related Party Transactions—Related Party Transactions,” there are no relationships that would impede the exercise of independent judgment by Mr. Ehrenpreis.

With respect to Mr. Gracias, the following were among the relevant considerations:

•

Mr. Gracias is the Chief Executive Officer, director and majority owner of Valor Management Corp. (“VMC”). Certain VMC-advised funds are a minority investor in SpaceX, and Mr. Gracias is a director of SpaceX. Tesla and certain Tesla directors have relationships with SpaceX as set forth in this section and below in “Certain Relationships and Related Party Transactions—Related Party Transactions—SpaceX.”

•	VMC provided certain consulting services to Tesla relating to operational optimization in 2017 and costs of $34,347 were reimbursed to it as part of those services.
•	The Elon Musk Revocable Trust dated July 22, 2003, of which Elon Musk is the trustee, is a limited partner of Valor Equity Partners II, L.P., which is a fund advised by VMC.
•	Kimbal Musk is a limited partner of Valor Equity Partners II, L.P. and Valor Equity Partners III-A, L.P., which are funds advised by VMC.

The Board has concluded that given that (i) VMC funds’ interests in SpaceX are minority positions, (ii) Mr. Gracias has professional experience serving on the board of multiple companies without conflict, (iii) VMC received only an immaterial amount of cost reimbursements in connection with the services that it provided on an arm’s length basis to Tesla, (iv) investments in VMC funds by two other Tesla directors comprise small fractions of such funds, and (v) Mr. Gracias does not have a direct or indirect material interest in any pertinent transaction or relationship described below in “Certain Relationships and Related Party Transactions—Related Party Transactions,” there are no relationships that would impede the exercise of independent judgment by Mr. Gracias.

With respect to Mr. Jurvetson, the following was among the relevant considerations:

•

Mr. Jurvetson is a director of SpaceX, from which he is on a leave of absence. Tesla and certain Tesla directors have relationships with SpaceX as set forth in this section and in “Certain Relationships and Related Party Transactions—Related Party Transactions—SpaceX” below.

The Board has concluded that given (i) Mr. Jurvetson’s professional experience serving on the boards of multiple companies without conflict, and (ii) that Mr. Jurvetson does not have a direct or indirect material interest in any pertinent transaction or relationship described below in “Certain Relationships and Related Party Transactions—Related Party Transactions,” there are no relationships that would impede the exercise of independent judgment by Mr. Jurvetson.

Board Leadership Structure

Roles of Chairman of the Board and Lead Independent Director

Elon Musk has served as Chief Executive Officer since October 2008 and as Chairman of the Board since April 2004. In addition, we have had a Lead Independent Director since 2010. The Board believes that its current leadership structure, in which the positions of Chairman and Chief Executive Officer are held by Mr. Musk, together with a Lead Independent Director with broad authority, is appropriate at this time and provides the most effective leadership for Tesla in a highly competitive and rapidly changing technology industry. In addition, our corporate governance policies and practices provide for oversight of Tesla’s business and senior management by experienced independent directors and minimize any potential conflicts that may result from combining the positions of Chief Executive Officer and Chairman. The Board believes that an important component of the Board’s leadership structure is having an effective Lead Independent Director in place with broad authority to direct the actions of the independent directors and regularly communicate with the Chief Executive Officer. The role of Lead Independent Director is currently held by Mr. Gracias, who has been a director of Tesla since May 2007 and was appointed as the Lead Independent Director in September 2010. As Lead Independent Director, among other things, Mr. Gracias:

•	reviews the agenda and materials for meetings of the independent directors;
•	consults with the Chief Executive Officer and Chairman regarding Board meeting agendas, schedules and materials;
•	communicates with the Chief Executive Officer and Chairman;
•	acts as a liaison between the Chief Executive Officer and Chairman and the independent directors when appropriate;
•	raises issues with management on behalf of the independent directors;
•	annually reviews, together with the Nominating and Corporate Governance Committee, the Board’s performance during the prior year; and
•	serves as the Board’s liaison for consultation and communication with stockholders as appropriate.

Tesla also has a mechanism for stockholders to communicate directly with non-management directors (see “Corporate Governance—Contacting the Board” below).

Committees of the Board

In addition, the Board has three standing committees—the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, which are each further described below. Each of the Board committees is comprised solely of independent directors, and each committee has a chair. Our independent directors regularly meet in executive session, and at such other times as necessary or appropriate as determined by the independent directors. In addition, as part of our governance review and succession planning, the Board (led by the Nominating and Corporate Governance Committee) evaluates our leadership structure to ensure that it remains the optimal structure for Tesla, reviews the composition, size and performance of the Board and its committees, evaluates individual Board members, and identifies and evaluates candidates for election or re-election to the Board.

Board Role in Risk Oversight

The Board is responsible for overseeing the major risks facing the Company while management is responsible for assessing and mitigating the Company’s risks on a day-to-day basis. In addition, the Board has delegated oversight of certain categories of risk to the Audit and Compensation Committees, which are comprised entirely of independent directors. The Audit and Compensation Committees report to the Board as appropriate on matters that involve specific areas of risk that each Committee oversees.

Financial, Compliance and Controls Risks

The Audit Committee has scheduled quarterly and annual reviews and discussions with management regarding significant risk exposures and incident metrics, including those relating to financial, accounting and treasury matters, internal audit and controls, legal and regulatory compliance, and data privacy and cybersecurity. These discussions cover the steps management has taken to monitor, control and report such exposures, as well as Tesla’s policies with respect to risk assessment and risk management.

Employee Compensation Risks

The Compensation Committee oversees management of risks relating to the Company’s compensation plans and programs. Tesla’s management and the Compensation Committee have assessed the risks associated with Tesla’s compensation policies and practices for all employees, including non-executive officers. These include risks relating to setting ambitious targets for our employees’ compensation or the vesting of their equity awards and the potential impact of such targets on the decision-making of our employees, particularly our senior management. Based on the results of this assessment, Tesla does not believe that its compensation policies and practices for all employees, including non-executive officers, create risks that are reasonably likely to have a material adverse effect on Tesla.

Board Meetings and Committees

During fiscal 2017, the Board held eight meetings. Three such meetings, from which Elon Musk and Kimbal Musk recused themselves, as well as numerous meetings of the Compensation Committee that were fully attended by its members, related specifically to the grant of the 2018 CEO Performance Award. Due to such self-recused absences, each of Messrs. Elon and Kimbal Musk attended 63% of all meetings of the Board in 2017. Excluding such absences, Messrs. Elon and Kimbal Musk attended 100% of the Board of Director meetings during 2017. In 2017, of the seven other directors, (i) five attended or participated in 100% of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which such director served, in each case held during such director’s relevant period of service, (ii) one attended or participated in 98% of such meetings, and (iii) Stephen Jurvetson, who has been on a leave of absence from the Board since November 2017, attended or participated in 78% of such meetings (including 100% of such meetings held prior to his leave of absence).

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58) of the Exchange Act, currently consists of Mr. Buss, Ms. Denholm and Mr. Gracias, each of whom is “independent” as such term is defined for audit committee members by the listing standards of NASDAQ. Ms. Denholm is the chair of the Audit Committee. The Board has determined that each of Ms. Denholm and Mr. Buss is an “audit committee financial expert” as defined in the rules of the SEC.

The Audit Committee is responsible for, among other things:

•	reviewing and approving the selection of Tesla’s independent auditors, and approving the audit and non-audit services to be performed by Tesla’s independent auditors;
•	providing oversight and recommendations regarding significant financial matters and investment practices, including any material acquisitions and divestitures;

•	monitoring the integrity of Tesla’s financial statements and Tesla’s compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;
•	reviewing the adequacy and effectiveness of Tesla’s internal control policies and procedures in addition to Tesla’s risk management, data privacy and data security;
•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors Tesla’s interim and year-end operating results; and
•	preparing the audit committee report that the SEC requires in Tesla’s annual proxy statement.

The Audit Committee held ten (10) meetings during the last fiscal year, and each member attended or participated in 90% or more of such meetings held during such member’s period of service as such. The Audit Committee has adopted a written charter approved by the Board, which is available on Tesla’s website at: http://ir.tesla.com/corporate-governance.cfm.

The Audit Committee Report is included in this proxy statement on page 50.

Compensation Committee

The Compensation Committee is currently comprised of Mr. Buss, Ms. Denholm, Mr. Ehrenpreis and Mr. Gracias, each of whom qualifies as an independent director under the listing standards of NASDAQ. Mr. Ehrenpreis is the chair of the Compensation Committee.

The Compensation Committee is responsible for, among other things:

•	overseeing Tesla’s compensation policies, plans and benefit programs and making related recommendations to the Board, including by considering “say on pay” votes of Tesla’s stockholders;
•

reviewing and approving for Tesla’s executive officers: the annual base salary, equity compensation, employment agreements, severance arrangements and change in control arrangements, and any other compensation, benefits, or arrangements;

•	administering the compensation of members of the Board and Tesla’s equity compensation plans; and
•	preparing the compensation committee report that the SEC requires to be included in Tesla’s annual proxy statement.

The Compensation Committee held fourteen (14) meetings during the last fiscal year, and each member attended or participated in 100% of such meetings held during such member’s period of service as such. The Compensation Committee has adopted a written charter approved by the Board, which is available on Tesla’s website at: http://ir.tesla.com/corporate-governance.cfm.

The Compensation Committee Report is included in this proxy statement on page 36.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Mr. Buss, Ms. Denholm, Mr. Ehrenpreis and Mr. Gracias, each of whom qualifies as an independent director under the listing standards of NASDAQ. Mr. Ehrenpreis is the chair of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee is responsible for, among other things:

•	assisting the Board in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to the Board;
•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to the Board;

•	considering questions of possible conflicts of interest of Tesla’s directors and officers;
•	reviewing the manner in and the process by which stockholders communicate with the Board and recommending Board responses;
•	reviewing the succession planning for Tesla’s executive officers;
•	overseeing the evaluation of Tesla’s Board and management; and
•	recommending members for each Board committee to the Board.

The Nominating and Corporate Governance Committee held twelve (12) meetings during the last fiscal year, and each member attended or participated in 100% of such meetings held during such member’s period of service as such. The Nominating and Corporate Governance Committee has adopted a written charter approved by the Board, which is available on Tesla’s website at: http://ir.tesla.com/corporate-governance.cfm.

Compensation Committee Interlocks and Insider Participation

Mr. Buss, Ms. Denholm, Mr. Ehrenpreis and Mr. Gracias served as members of the Compensation Committee during fiscal 2017. No member of the Compensation Committee is or was formerly an officer or an employee of Tesla. See “Certain Relationships and Related Party Transactions—Related Party Transactions” below for certain transactions involving Tesla in which members of the Compensation Committee may be deemed to have an indirect interest. Tesla does not deem any such interest to be material.

No interlocking relationships existed between any member of Tesla’s Board or Compensation Committee and any member of the board of directors or compensation committee of any other company during the last fiscal year.

Process for Recommending Candidates for Election to the Board

The Nominating and Corporate Governance Committee is responsible for, among other things, determining the criteria for membership to the Board and recommending candidates for election to the Board. It is the policy of the Nominating and Corporate Governance Committee to consider recommendations for candidates to the Board from stockholders. Stockholder recommendations for candidates to the Board must be directed in writing to Tesla, Inc., 3500 Deer Creek Road, Palo Alto, California 94304, Attention: General Counsel/Legal, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and Tesla within the last three years and evidence of the nominating person’s ownership of Tesla stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for Board membership, including issues of character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of the Company's business, other commitments and the like, as well as any personal references and an indication of the candidate’s willingness to serve.

The Nominating and Corporate Governance Committee’s criteria and process for evaluating and identifying the candidates that it recommends to the full Board for selection as director nominees are as follows:

•	The Nominating and Corporate Governance Committee regularly reviews the current composition and size of the Board.
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The Nominating and Corporate Governance Committee oversees an annual evaluation of the performance of the Board as a whole and evaluates the performance of individual members of the Board eligible for re-election at the annual meeting of stockholders.

•

In its evaluation of director candidates, including the members of the Board eligible for re-election, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and considers (1) the current size and composition of the Board and the needs of the Board and the respective committees of the Board, (2) such factors as issues of character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of the Company’s business, potential conflicts of interest, other commitments and the like, as well as any personal references and an indication of the candidate’s willingness to serve, and (3) such other factors as the Nominating and Corporate Governance Committee may consider appropriate.

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While the Nominating and Corporate Governance Committee has not established specific minimum qualifications for director candidates, the Nominating and Corporate Governance Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business or technology, including their understanding of Tesla’s business in particular, (4) have qualifications that will increase overall Board effectiveness and (5) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

•

With regard to candidates who are properly recommended by stockholders or by other means, the Nominating and Corporate Governance Committee will review the qualifications of any such candidate, which review may, in the Nominating and Corporate Governance Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the Nominating and Corporate Governance Committee deems necessary or proper.

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In evaluating and identifying candidates, the Nominating and Corporate Governance Committee has the authority to retain and terminate any third party search firm that is used to identify director candidates and has the authority to approve the fees and retention terms of any search firm.

•

The Nominating and Corporate Governance Committee will apply these same principles when evaluating Board candidates who may be elected initially by the full Board to fill vacancies or add additional directors prior to the annual meeting of stockholders at which directors are elected.

•	After completing its review and evaluation of director candidates, the Nominating and Corporate Governance Committee recommends to the full Board the director nominees.

Attendance at Annual Meetings of Stockholders by the Board

Although Tesla does not have a formal policy regarding attendance by members of the Board at Tesla’s annual meetings of stockholders, Tesla encourages, but does not require, directors to attend. All of our directors who served at the time of the prior year’s annual meeting of stockholders attended such meeting.

Stock Transactions

Insider Trading Policy, Share Pledging and Rule 10b5-1 Trading Plans

Tesla has an insider trading policy that prohibits all of our directors, officers and employees from, among other things, engaging in short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to Tesla’s common stock.

The Board has a policy that limits pledging of Company stock by our directors and executive officers. Pursuant to this policy, directors and executive officers may pledge their Company stock (exclusive of options, warrants, restricted stock units or other rights to purchase stock) as collateral for loans and investments, provided that the maximum aggregate loan or investment amount collateralized by such pledged stock does not exceed twenty-five percent (25%) of the total value of the pledged stock. Tesla management monitors compliance with this policy by reviewing and, if necessary, reporting to the Board or its committees the extent to which any officer or director has pledged shares of Company stock. Our Board believes this share pledging policy to be in the best interests of the Company and our stockholders by providing directors and executive officers flexibility in financial planning without having to rely on large cash compensation or the sale of Company shares, thus keeping their interests well aligned with those of our stockholders, while also mitigating risk exposure to the Company.

In addition, one of Tesla’s current executive officers and one director have entered into currently effective Rule 10b5-1 trading plans.

Stock Ownership by Board and Management

To align the interests at the highest level of our management with those of our stockholders, the Board has instituted the following requirements relating to stock ownership under our Corporate Governance Guidelines.

Each member of the Board and our Chief Executive Officer is subject to the following minimum stock ownership requirements: (i) each director shall own shares of Tesla stock equal in value to at least five times the annual cash retainer for directors (exclusive of retainer amounts for service as Lead Independent Director or as a member or chair of a Board committee), and (ii) our Chief Executive Officer shall own shares of Tesla stock equal in value to at least six times his/her base salary. Each individual shall have five years from the later of March 3, 2015 and the date such person assumed his or her relevant role at Tesla to come into compliance with these ownership requirements. Each person’s compliance with the minimum stock ownership level will be determined on the date when this compliance grace period expires, and then annually on each December 31, by multiplying the number of shares held by such person and the average closing price of those shares during the preceding month. Our Chief Executive Officer and each of our directors are currently in the applicable period to come into compliance with these requirements.

Our Corporate Governance Guidelines also provide that no equity award as to which vesting or the lapse of a period of restriction occurs based solely on the passage of time that is granted to a named executive officer may vest, or have a period of restriction that lapses, earlier than six months from the date on which such vesting or lapse commences. Furthermore, our Corporate Governance Guidelines provide that no named executive officer may sell, transfer, pledge, assign, or otherwise dispose of any shares of Tesla stock acquired pursuant to any stock option, restricted stock unit or other equity award granted by Tesla earlier than the date that is six months after the date on which such award vests or the period of restriction with respect to such award lapses, as applicable.

Prohibition of Equity Award Repricing

Tesla views equity-based compensation to be a key factor in incentivizing the future performance of our personnel. Consequently, the Tesla, Inc. 2010 Equity Incentive Plan (the “2010 Plan”) provides that stock options and other equity-based awards issued under the 2010 Plan that derive their value from the appreciation of the value of Tesla’s stock may not be exchanged for other awards, repurchased for cash, or otherwise be made the subject of transactions that have the purpose or effect of repricing such awards.

In addition, applicable NASDAQ rules prohibit any repricing with respect to the 2018 CEO Performance Award.

Contacting the Board

Any stockholder who desires to contact our non-employee directors regarding appropriate Tesla business-related comments may do so electronically at the following website: http://ir.tesla.com/contactBoard.cfm. Such stockholders who desire to contact our non-employee directors by mail may do so by writing Tesla’s Corporate Secretary at Tesla, Inc., 3500 Deer Creek Road, Palo Alto, CA 94304. Our General Counsel, or someone acting in his place, receives these communications unfiltered by Tesla, forwards communications to the appropriate committee of the Board or non-employee director, and facilitates an appropriate response. Please note that requests for investor relations materials should be sent to ir@tesla.com.

EXECUTIVE OFFICERS

The names of Tesla’s executive officers, their ages, their positions with Tesla and other biographical information as of April 1, 2018, are set forth below. Except for Messrs. Elon Musk and Kimbal Musk who are brothers, there are no other family relationships among any of our directors or executive officers.

Name	Age	Position
Elon Musk	46	Chief Executive Officer and Chairman
Deepak Ahuja	55	Chief Financial Officer
Jeffrey B. Straubel	42	Chief Technology Officer
Doug Field	52	Senior Vice President, Engineering

Elon Musk. For a brief biography of Mr. Musk, please see “Proposal One—Election of Directors—Information Regarding the Board and Director Nominees” above.

Deepak Ahuja has served as our Chief Financial Officer since March 2017, and also previously served as our Chief Financial Officer from July 2008 to November 2015. Prior to joining us in July 2008, Mr. Ahuja served in various positions at Ford Motor Company from August 1993 to July 2008, most recently as the Vehicle Line Controller of Small Cars Product Development from July 2006 to July 2008, and as Chief Financial Officer for Ford of Southern Africa from February 2003 to June 2006. Mr. Ahuja also served as the Chief Financial Officer for Auto Alliance International, a joint venture between Ford and Mazda, from September 2000 to February 2003. Mr. Ahuja also served as a director of FireEye, Inc. from September 2015 to September 2017. Mr. Ahuja holds an M.S.I.A. (which was subsequently redesignated as an M.B.A.) from Carnegie Mellon University, a M.S. in materials engineering from Northwestern University and a Bachelor’s degree in ceramic engineering from Banaras Hindu University in India.

Jeffrey B. Straubel has served as our Chief Technology Officer since May 2005 and previously served as our Principal Engineer, Drive Systems from March 2004 to May 2005. Prior to joining us, Mr. Straubel was the Chief Technical Officer and co-founder of Volacom Inc., an aerospace firm which designed a specialized high-altitude electric aircraft platform, from 2002 to 2004. Mr. Straubel holds a B.S. in energy systems engineering from Stanford University and a M.S. in engineering, with an emphasis on power electronics, microprocessor control and energy conversion, from Stanford University.

Doug Field has served as our Senior Vice President, Engineering since September 2016 and previously served as our Vice President, Engineering from October 2014 to September 2016 and as our Vice President, Vehicle Programs from September 2013 to October 2014. Prior to joining us, Mr. Field was Vice President, Macintosh Hardware Engineering, at Apple Inc. from October 2011 to September 2013, and its Vice President, Product Design, from July 2008 to October 2011. Mr. Field’s experience with vehicle engineering also includes previous roles as the Chief Technical Officer and Vice President, Design and Engineering of Segway Inc., a manufacturer of electric personal transport vehicles, and as a development engineer for Ford Motor Company. Mr. Field holds a M.S. in mechanical engineering and a M.B.A. from the Massachusetts Institute of Technology, in addition to a Bachelor of Science degree in mechanical engineering from Purdue University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for 2017 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current considerations, expectations, and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from current or planned programs as summarized in this discussion.

The following discussion and analysis relates to the compensation arrangements for 2017 of (i) our principal executive officer, (ii) our principal financial officer, (iii) our former principal financial officer who served in such capacity during a portion of 2017, and (iv) the three most highly compensated persons, other than our principal executive officer, principal financial officer and former principal financial officer, who were serving as executive officers at the end of our fiscal year ended December 31, 2017 (our “named executive officers”). Our named executive officers for fiscal 2017 were:

Name	Position
Elon Musk	Chief Executive Officer and Chairman
Deepak Ahuja	Chief Financial Officer
Jeffrey B. Straubel	Chief Technology Officer
Doug Field	Senior Vice President, Engineering
Jason Wheeler	Former Chief Financial Officer
Jon McNeill	Former President, Global Sales and Service

Mr. Wheeler’s and Mr. McNeill’s employment with Tesla ended in March 2017 and February 2018, respectively.

Compensation Philosophy—Introduction

As the world’s only vertically integrated sustainable energy company, our mission is to accelerate the world’s transition to sustainable energy. We design, develop, manufacture and sell high-performance fully electric vehicles and energy storage systems, as well as install, operate and maintain solar and energy storage products. To achieve our goals, we designed, and intend to modify as necessary, our compensation and benefits program and philosophy, to attract, retain and incentivize talented, deeply qualified and committed executive officers who share our philosophy and desire to work toward these goals. We believe compensation incentives for such executive officers should promote the success of our company and motivate them to pursue corporate objectives, and there should be an emphasis on structuring them so as to reward clear, easily measured performance goals that closely align their incentives with the long-term interests of our stockholders. Further, we have sought to harmonize the compensation structures of our other employees to conform to our overall compensation philosophy.

Our current compensation programs reflect our startup origins in that they consist primarily of salary and equity awards. Consistent with our historical compensation philosophy, we do not currently provide our senior executive officers with any form of an annual cash bonus program or any severance provisions providing for continued cash payments or other benefits upon termination of an executive officer’s employment with us.

Additionally, as our needs evolve, we intend to continue to evaluate our philosophy and compensation programs as circumstances require, and, at a minimum, the Compensation Committee will review executive compensation annually. We may from time to time make new equity awards and adjustments to the components of our executive compensation program in connection with our periodic compensation review.

Fiscal 2017 Company Highlights and Compensation Overview

Our financial and business highlights for fiscal 2017 include the following:

•	We delivered 103,181 vehicles during 2017, leading to total GAAP revenues of $11.8 billion, an increase of approximately 68% over revenues of $7.0 billion in 2016.
•	We began deliveries of our third generation electric vehicle, Model 3, in July 2017.
•	We produced 101,027 vehicles in 2017. This was an increase of 20% from 2016.
•	We expanded our Supercharger network by almost 43% during the year, ending the year with 1,128 Supercharger Stations worldwide.
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In November 2017, we unveiled our Tesla Semi truck and a new version of the Tesla Roadster, which are our planned future vehicles to address a broader cross-section of the commercial and consumer vehicle market.

•	We deployed 358 MWh of energy storage products and 523 MW of solar energy generation in 2017.
•	We commenced production of our Solar Roof at our Gigafactory 2 in Buffalo, New York in late 2017.
•	We completed our inaugural offering of senior notes by issuing $1.80 billion of 5.30% senior notes due 2025.

As described in more detail below and in the compensation tables that follow this Compensation Discussion and Analysis, our compensation structure applicable to our named executive officers did not change significantly during 2017:

•	The base salary for Mr. Musk, our Chief Executive Officer, continues to reflect the current minimum wage requirements under applicable California law, and Mr. Musk still does not accept this salary.
•	The base salary rates of our other named executive officers’ did not increase during 2017.
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We have no annual cash bonus program for any of our named executive officers (other than amounts that became payable under an incentive plan provided to Mr. McNeill based on the achievement of specific customer-related metrics during 2017).

•

Our compensation opportunities for our named executive officers is still predominantly delivered in the form of equity-based awards, including performance-based awards, which are designed to promote incentives that are aligned with long-term stockholder interests.

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None of our named executive officers has a compensation package that currently includes the right to payment or acceleration of any benefits upon a termination of employment or a change in control of Tesla, other than the vesting of the 2018 CEO Performance Award based solely upon the achievement of market capitalization milestones as measured at the time of a change in control of Tesla. See “Executive Compensation—Compensation Discussion and Analysis—Chief Executive Officer Compensation—2018 CEO Performance Award” below for more details on the 2018 CEO Performance Award.

Role of the Compensation Committee in Setting Executive Compensation

The Compensation Committee has overall responsibility for recommending to our Board the compensation of our Chief Executive Officer and determining the compensation of our other executive officers. Members of the Compensation Committee are appointed by our Board. Currently, the Compensation Committee consists of four members of our Board: Brad Buss, Robyn Denholm, Ira Ehrenpreis and Antonio Gracias, none of whom is an executive officer of Tesla, and each of whom qualifies as (i) an “independent director” under the NASDAQ Stock Market Rules and (ii) an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). See “Corporate Governance—Board Meetings and Committees—Compensation Committee” above.

Role of Compensation Consultant

The Compensation Committee has the authority to engage the services of outside consultants to assist in making decisions regarding the establishment of Tesla’s compensation programs and philosophy. For example, the Compensation Committee retained Compensia, Inc., a national compensation consulting firm (“Compensia”), as its compensation consultant in 2017 to advise the Compensation Committee with respect to the 2018 CEO Performance Award.

Role of Executive Officers in Compensation Decisions

Historically, for executive officers other than our Chief Executive Officer, the Compensation Committee has sought and considered input from our Chief Executive Officer regarding such executive officers’ responsibilities, performance and compensation. Specifically, our Chief Executive Officer recommends base salary increases and equity award levels for our senior personnel, and advises the Compensation Committee regarding the compensation program’s ability to attract, retain and motivate executive talent. These recommendations reflect compensation levels that our Chief Executive Officer believes are qualitatively commensurate with an executive officer’s individual qualifications, experience, responsibility level, functional role, knowledge, skills, and individual performance, as well as Tesla’s performance. The Compensation Committee considers our Chief Executive Officer’s recommendations, but ultimately determines compensation in its judgment, and approves the specific compensation for all of our executive officers (other than for our Chief Executive Officer, which is approved by the Board). All such compensation determinations by our Compensation Committee are largely discretionary.

The Compensation Committee meets regularly in executive session. Our Chief Executive Officer is not present during Compensation Committee deliberations or votes on his compensation and also recuses himself from sessions of our Board where our Board acts on the Compensation Committee’s recommendations regarding his compensation. For example, this was true with respect to the 2018 CEO Performance Award.

In addition, in December 2017, our Board established a management committee under the 2010 Plan comprised of our Chief Financial Officer, Chief People Officer and General Counsel (the “Equity Award Committee”) to grant and administer equity awards, subject to certain maximum limits on the seniority of personnel to whom the Equity Award Committee may grant awards and the value of any individual award. For example, the Equity Award Committee is not authorized to grant awards to executive officer-level employees. Moreover, pursuant to applicable law, the Equity Award Committee may not grant awards to its members, and the number of shares of our common stock underlying awards granted by it may not exceed amounts determined by our Board from time to time. Our Board has delegated to the Compensation Committee oversight authority over the Equity Award Committee.

The Role of Stockholder Say-on-Pay Votes

At the 2011, 2014 and 2017 annual meetings of our stockholders, we held triennial stockholder advisory (“say-on-pay”) votes on the compensation of our named executive officers for the 2010, 2013 and 2016 fiscal years, respectively. Each time, our stockholders overwhelmingly approved the compensation of our named executive officers, with over 94% of our stockholder votes cast in favor of our compensation policies for our named executive officers. Given these results, and following consideration of them, the Compensation Committee decided to retain our overall approach to executive compensation. Moreover, we are required to hold a vote at least every six years regarding how often to hold a stockholder advisory vote on the compensation of our named executive officers. We held our most recent such vote at the 2017 annual meeting of stockholders, at which our stockholders indicated a preference for a triennial vote. Consequently, our Board determined that we will hold a triennial stockholder advisory vote on the compensation of our named executive officers until they consider the results of our next say-on-pay frequency vote, which will be held at the 2023 annual meeting of stockholders. In addition, in accordance with this triennial frequency, we will again hold a say-on-pay advisory vote at the 2020 annual meeting of stockholders.

Clawback Policy

Our Corporate Governance Guidelines sets forth a compensation recovery (“clawback”) policy with respect to any annual incentive payment or long-term incentive payment that may be received by an executive officer, where such payment would be predicated upon achieving certain financial results that were subsequently the subject of a restatement of our financial statements, and a lower payment would have been made to the executive based upon the restated financial results. In such case, our Board has the authority to seek to recover from the executive officer the amount by which such officer’s incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results.

Moreover, the terms of the 2018 CEO Performance Award includes a clawback provision in the event of a restatement of our financial statements previously filed with the SEC, as described in more detail below.

Chief Executive Officer Compensation

Overview

Historically, in developing compensation recommendations for our Chief Executive Officer, the Compensation Committee has sought both to appropriately reward our Chief Executive Officer’s previous and current contributions and to create incentives for our Chief Executive Officer to continue to contribute significantly to successful results in the future. Each of the 2012 CEO Performance Award (as defined below) and the 2018 CEO Performance Award is focused on this latter objective as it is solely rewarding future performance.

In addition to serving as our Chief Executive Officer since October 2008, Mr. Musk has contributed significantly and actively to us since our earliest days in April 2004 by recruiting executives and engineers, contributing to vehicle engineering and design, raising capital for us and bringing investors to us, and raising public awareness of Tesla.

Cash Compensation

Mr. Musk’s base salary reflects the current applicable minimum wage requirements under applicable California law, and he is subject to income taxes based on such base salary. Mr. Musk, however, has never accepted and currently does not accept his salary.

Historical Equity Compensation

Prior to option grant awards made in December 2009, Mr. Musk did not receive any equity compensation for his services for a period of five years.

In 2010 and 2011, Mr. Musk did not receive any equity grants, because the Compensation Committee believed his existing grants made in December 2009 already provided sufficient motivation for Mr. Musk to perform his duties as Chief Executive Officer.

In August 2012, to create incentives for continued long-term success from the then-recently launched Model S program as well as from Tesla’s then-planned Model X and Model 3 programs, and to further align executive compensation with increases in stockholder value, the Board granted to Mr. Musk a stock option award to purchase 5,274,901 shares of Tesla’s common stock (the “2012 CEO Performance Award”), representing 5% of Tesla’s total issued and outstanding shares at the time of grant. The 2012 CEO Performance Award consists of 10 equal vesting tranches, each requiring that Tesla meet a combination of (i) the achievement of a specified operational milestone relating to development of Model X or Model 3, aggregate vehicle production, or a gross margin target, and (ii) a sustained incremental $4 billion increase in Tesla’s market capitalization from $3.2 billion, Tesla’s market capitalization at the time of grant. The market capitalization conditions for all of the 10 vesting tranches and 9 of the 10 operational milestones have been achieved, and therefore 9 of 10 tranches under the 2012 CEO Performance Award have vested. As of the date of this proxy statement, only one operational milestone, requiring gross margin of 30% or more for four consecutive quarters, has not been achieved and remains outstanding.

Prior to 2018, the only additional equity awards received by Mr. Musk related to certain immaterial awards granted during 2013 pursuant to a patent incentive program that was available to our employees generally.

2018 CEO Performance Award

Early in 2017, with the 2012 CEO Performance Award heading to substantial completion after having helped Tesla grow its market capitalization to over $55 billion in just over five years, the independent members of the Board began preliminary discussions about how to continue to incentivize Mr. Musk to lead Tesla through the next phase of its development. In January 2018, following more than six months of careful analysis and development led by the Compensation Committee, with participation by every independent Board member and the help of Compensia, the Board granted the 2018 CEO Performance Award to Mr. Musk, subject to approval by a majority of the total votes of Tesla common stock not owned by Mr. Musk or Kimbal Musk cast at a meeting of the stockholders to approve the 2018 CEO Performance Award. On March 21, 2018, such approval was obtained, with approximately 73% of the votes cast by such disinterested shares voting in favor of the 2018 CEO Performance Award.

The 2018 CEO Performance Award is comprised of a 10-year stock option to purchase 20,264,042 shares of Tesla’s common stock, divided equally among 12 separate tranches that are each equivalent to 1% of the issued and outstanding shares of Tesla’s common stock at the time of grant, at an exercise price of $350.02 per share. Each of the 12 vesting tranches of the 2018 CEO Performance Award will vest upon certification by the Board that both (i) the market capitalization milestone for such tranche, which begins at $100 billion for the first tranche and increases by increments of $50 billion thereafter, and (ii) any one of the following 8 operational milestones focused on revenue or 8 operational milestones focused on profitability, have been met:

Total Revenue* (in billions)	Adjusted EBITDA** (in billions)
$20.0	$1.5
$35.0	$3.0
$55.0	$4.5
$75.0	$6.0
$100.0	$8.0
$125.0	$10.0
$150.0	$12.0
$175.0	$14.0

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*	“Revenue” means total revenues as reported in Tesla’s financial statements on Forms 10-Q or 10-K filed with the SEC for the previous four consecutive fiscal quarters.
**

“Adjusted EBITDA” means (i) net income (loss) attributable to common stockholders before (ii) interest expense, (iii) (benefit) provision for income taxes, (iv) depreciation and amortization, and (v) stock-based compensation, as each such item is reported in Tesla’s financial statements on Forms 10-Q or 10-K filed with the SEC for the previous four consecutive fiscal quarters.

Any single operational milestone may only satisfy the vesting requirement of one tranche, together with the corresponding market capitalization milestone. Subject to any applicable clawback provisions, policies or other forfeiture terms, once a milestone is achieved, it is forever deemed achieved for determining the vesting of a tranche. Meeting more than 12 of the 16 operational milestones will not result in any additional vesting or other compensation to Mr. Musk under the 2018 CEO Performance Award. Except in a change in control situation, measurement of the market capitalization milestones will be based on both (i) a six calendar month trailing average of Tesla’s stock price as well as (ii) a 30 calendar day trailing average of Tesla’s stock price, in each case based on trading days only. Upon the consummation of certain acquisitions or split-up, spin-off or divestiture transactions, each then-unachieved market capitalization milestone and/or operational milestone will be adjusted to offset the impact of such transactions to the extent they could be considered material to the achievement of those milestones.

In establishing the Revenue and Adjusted EBITDA milestones, the Board carefully considered a variety of factors, including Tesla’s growth trajectory and internal growth plans and the historical performance of other high-growth and high-multiples companies in the technology space that have invested in new businesses and tangible assets. These benchmarks provided revenue/EBITDA to market capitalization multiples, which were then used to inform the specific operational targets that aligned with Tesla’s plans for future growth. Nevertheless, the Board considers each of the market capitalization and operational milestones to be challenging hurdles. For example, in order to meet all 12 market capitalization milestones, Tesla will have to add approximately $600 billion to its market capitalization at the time of the grant of the 2018 CEO Performance Award, and in order to satisfy all eight revenue-based operational milestones, Tesla would have to increase revenue by more than $163 billion from its 2017 annual revenue of approximately $11.8 billion.

In addition, Mr. Musk must continue to lead Tesla as our Chief Executive Officer or, alternatively, as our Chief Product Officer and Executive Chairman (with any other Chief Executive Officer reporting directly to him), at the time each milestone is met in order for the corresponding tranche to vest. With limited exceptions, Mr. Musk must hold any shares that he acquires upon exercise of the 2018 CEO Performance Award for at least five years post-exercise. There will be no acceleration of vesting of the 2018 CEO Performance award upon Mr. Musk’s termination, death or disability, or a change of control of Tesla. However, in a change in control situation, the achievement of the milestones will be based solely on the market capitalization milestones, with the measurement of Tesla’s market capitalization determined by the product of the total number of outstanding shares of Tesla common stock immediately before the change in control multiplied by the greater of the last closing price of a share of Tesla common stock before the effective time of the change in control or the per share price (plus the per share value of any other consideration) received by Tesla’s stockholders in the change in control.

In the event of a restatement of Tesla’s financial statements previously filed with the SEC, if a lesser portion of the 2018 CEO Performance Award would have vested based on the restated financial results, then Tesla will require forfeiture (or repayment, as applicable) of the portion of the 2018 CEO Performance Award that would not have vested based on the restated financial results (less any amounts Mr. Musk may have paid to Tesla in exercising any forfeited awards). The 2018 CEO Performance Award also will be subject, if more stringent than the foregoing, to any current or future Tesla clawback policy applicable to equity awards, provided that the policy does not discriminate solely against Mr. Musk except as required by applicable law.

Realized Compensation

For purposes of the table in “Executive Compensation—Summary Compensation Table” below, we are required to report pursuant to applicable SEC rules any stock option grants to Mr. Musk at values determined as of their respective grant dates and which are driven by certain assumptions prescribed by Financial Accounting Board Accounting Standards Codification Topic 718, “Compensation–Stock Compensation” (“ASC Topic 718”). Moreover, we are required to report in “Executive Compensation—Pay Ratio Disclosure” below (i) Mr. Musk’s annual total compensation, (ii) the median of the annual total compensation of all Tesla employees, other than Mr. Musk, in each case calculated pursuant to the methodology used for the table in “Executive Compensation—Summary Compensation Table,” and (iii) the ratio of the former to the latter.

In addition, we are required to report in “Executive Compensation—2017 Option Exercises and Stock Vested” below an amount for the “value realized” upon: (i) any exercise by Mr. Musk of a stock option, which is based on the difference between the market price of the underlying shares at the time of exercise and the exercise price of the stock option, and (ii) any vesting of a restricted stock unit award, based on the market price of the award at the time of vesting. Such amount is required to be reported even if Mr. Musk does not actually receive any cash from such exercise or vesting, either because he does not also sell any shares or because he sells only a number of shares sufficient to cover the related tax liabilities resulting from the exercise or vesting.

As a result, there may be a significant disconnect between what is reported as compensation for Mr. Musk in a given year in such sections and the value actually realized as compensation in that year or over a period of time. Moreover, the vast majority of compensation in respect of past stock option grants to Mr. Musk, including the 2012 CEO Performance Award and the 2018 CEO Performance Award, were incentives for future performance and their value is realizable only if the Company’s stock price appreciates compared to the dates of the grants, and the Company achieves applicable vesting requirements.

To supplement the disclosures in “Executive Compensation—Summary Compensation Table,” “Executive Compensation—Pay Ratio Disclosure” and “Executive Compensation—2017 Option Exercises and Stock Vested” below, we have included the following table, which shows the total realized compensation of Mr. Musk for the periods presented in “Executive Compensation—Summary Compensation Table,” as well as the ratio of Mr. Musk’s realized compensation to the median of the annual total compensation of all other Tesla employees as reported in “Executive Compensation—Pay Ratio Disclosure.” Realized compensation is not a substitute for reported compensation in evaluating our compensation structure, but we believe that realized compensation is an important factor in understanding that the value of compensation that Mr. Musk ultimately realizes is dependent on a number of additional factors, including: (i) the vesting of certain of his option awards only upon the successful achievement of a number of market capitalization increase and operational milestone targets, including milestones that have not yet been achieved under each of the 2012 CEO Performance Award and the 2018 CEO Performance Award; (ii) the fact that Mr. Musk does not receive any cash if he does not actually sell shares and thereby reduce his investment in us, and does not receive any cash to the extent that he sells only shares sufficient to cover income taxes with respect to his awards, including stock options exercised solely to avoid their expiration in accordance with their terms; and (iii) the then-current market value of our common stock at the times at which Mr. Musk may elect to actually sell his shares.

Year	“Total Compensation” of CEO, as Reported in Summary Compensation Table Below ($)	“Value Realized on Exercise or Vesting of Awards” of CEO, as Reported in Option Exercises and Stock Vested Table Below ($)		Median Annual Total Compensation of all Non-CEO Employees, as reported in Pay Ratio Disclosure Section Below ($)		Total CEO Realized Compensation ($)(1)(2)	Ratio of Total CEO Realized Compensation to Median Annual Total Compensation of all Non-CEO Employees
2017	49,920	—		54,816		49,920	0.91:1
2016	45,936	1,340,103,920	(3)	—	(4)	45,999	(4)
2015	37,584	—		—	(4)	37,584	(4)

(1)

“Total CEO realized compensation” for a given year is defined as (i) Mr. Musk’s salary, cash bonuses, non-equity incentive plan compensation and all other compensation as reported in “Executive Compensation—Summary Compensation Table” below, plus (ii) with respect to any stock option exercised by Mr. Musk in such year in connection with which shares of stock were also sold other than to satisfy the resulting tax liability, if any, the difference between the market price of Tesla common stock at the time of exercise on the exercise date and the exercise price of the option, plus (iii) with respect to any restricted stock unit vested by Mr. Musk in such year in connection with which shares of stock were also sold other than automatic sales to satisfy the Company’s withholding obligations related to the vesting of such restricted stock unit, if any, the market price of Tesla common stock at the time of vesting, plus (iv) any cash actually received by Mr. Musk in respect of any shares sold to cover tax liabilities as described in (ii) and (iii) above, following the payment of such amounts.

(2)	Of the amounts noted, Mr. Musk has not accepted his salary in the amounts of $49,920, $45,936 and $37,584 for 2017, 2016 and 2015, respectively.
(3)

Reflects the exercise of stock options with respect to an aggregate 6,711,972 shares, which were scheduled to expire in 2016. Of these, (i) the exercise with respect to an aggregate 1,208,000 shares were not accompanied by a related sales of shares, and (ii) the exercise with respect to an aggregate 5,503,972 shares was accompanied by a related sale of 2,782,670 shares solely in order to pay $593 million in income taxes related to such exercise. Accordingly, this reported amount was not actually received in cash upon these exercises.

(4)	Median annual total compensation values for non-CEO employees and the corresponding ratios based on them are provided only for periods for which we have reported “Pay Ratio Disclosure” information.

Elements of Executive Compensation

In addition to specific elements of our Chief Executive Officer’s compensation discussed above, our current executive compensation program, which was developed and approved by the Compensation Committee, generally consists of the following components:

•	base salary;
•	equity-based incentives; and
•	other benefits.

We combine these elements in order to formulate compensation packages that provide competitive pay, reward achievement of financial, operational and strategic objectives and align the interests of our named executive officers with those of our stockholders.

Base Salary

The Compensation Committee is responsible for reviewing our Chief Executive Officer’s and other executive officers’ base salaries. The base salaries of all executive officers are reviewed annually and adjusted when necessary to reflect individual roles, performance and the competitive market. The completion of key projects or technical milestones is also a factor in base salary determinations. Because we typically do not provide cash bonuses to our executive officers, we also view salary as a key motivation and reward for our executive officers’ overall performance. As of the date of this filing, the Compensation Committee has not increased the base salaries of our named executive officers in 2018, other than an increase to our Chief Executive Officer’s salary as required by applicable California minimum wage requirements, which he continues to decline to accept.

We provide base salary to our named executive officers to compensate them for services rendered on a day-to-day basis during the fiscal year. The following table sets forth information regarding the annualized base salary amounts for fiscal 2018 and 2017 for our named executive officers:

Named Executive Officer	Fiscal 2017 Base Salary ($)(1)	Fiscal 2018 Base Salary ($)(1)
Elon Musk	49,920	56,160
Jeffrey B. Straubel	249,600	249,600
Deepak Ahuja	500,000	500,000
Doug Field	300,000	300,000
Jason Wheeler(2)	500,000	—
Jon McNeill(3)	500,000	500,000

(1)	Reflects an annualized rate assuming 52 weeks each comprised of five work days.
(2)	Mr. Wheeler resigned from his role as Chief Financial Officer, effective March 2017.
(3)	Mr. McNeill’s employment with Tesla ended on February 7, 2018.

Equity-based incentives—Overview

Our equity award program is the primary vehicle for offering long-term incentives to our named executive officers. Our equity-based incentives have historically been granted in the form of options to purchase shares of our common stock and restricted stock unit awards that are settled in shares of our common stock upon vesting, and we have granted to our named executive officers both awards that vest over a long-term period and awards that vest only upon the achievement of specified Tesla performance milestones. We believe that equity awards align the interests of our named executive officers with our stockholders, provide our named executive officers with incentives linked to long-term performance and create an ownership culture. In addition, the vesting features of our equity awards contributes to executive retention because this feature provides an incentive to our named executive officers to remain in our employ during the scheduled vesting period or until the achievement of the applicable performance milestones, which are expected to be achieved over the medium- to long-term. To date, we have not had an established set of criteria for granting equity awards; instead the Compensation Committee exercises its judgment and discretion, in consultation with our Chief Executive Officer and from time to time, a compensation consultant, and considers, among other things, the role and responsibility of the named executive officer, competitive factors, the amount of stock-based equity compensation already held by the named executive officer, and the cash-based compensation received by the named executive officer, to determine the level of equity awards that it approves.

We do not have, nor do we plan to establish, any program, plan, or practice to time equity award grants in coordination with releasing material non-public information. The Compensation Committee meets periodically, including to approve equity award grants to our executives from time to time.

Equity award grants

We generally grant one-time new hire equity awards to our employees upon their commencement of employment with us, including a new hire award made to our Chief Financial Officer during 2017 upon his reappointment to such role at Tesla.

Additionally, as part of our ongoing executive compensation review and alignment process, we periodically grant equity awards to our named executive officers. During 2017 and in February 2018, we granted equity awards pursuant to our executive compensation review and alignment process to certain of our named executive officers. For details on the 2017 grants, see “Executive Compensation—Grants of Plan-Based Awards in 2017” below.

On February 12, 2018, we granted stock option awards to purchase 90,000 shares, 45,000 shares and 60,000 shares to Jeffrey B. Straubel, Deepak Ahuja and Doug Field, respectively, at an exercise price of $315.73 per share. Each award will vest and become exercisable as to 1/10 of the shares subject to it on August 12, 2018 and as to 1/60 of the shares subject to the option on each one-month anniversary thereafter, in each case subject to continued service through each vesting date.

Severance and Change of Control Benefits

No named executive officer has a severance or change in control arrangement with Tesla, other than the vesting of the 2018 CEO Performance Award based solely upon the achievement of market capitalization milestones as measured at the time of a change in control of Tesla. See “Executive Compensation—Potential Payments Upon Termination or Change in Control” below and “Executive Compensation—Compensation Discussion and Analysis—Chief Executive Officer Compensation—2018 CEO Performance Award” above.

Bonus

Other than periodic incentive plans that were historically provided to Mr. McNeill based on the achievement of specific customer-related metrics, including as set forth under the “Non-Equity Incentive Plan Compensation” column in “Executive Compensation—Summary Compensation Table” below, we do not currently have or have planned any specific arrangements with our named executive officers providing for cash-based bonus awards.

Non-Equity Incentive Plan Compensation

As the former head of our sales and service organizations, Mr. McNeill participated in periodic incentive plans based on specific customer-related metrics. In 2017, Mr. McNeill earned an aggregate $395,803 in variable compensation based on the achievement of certain target levels of (i) vehicle deliveries during the third and fourth quarters of 2017, (ii) operational and financial metrics relating to vehicle service performance and costs during 2017, and (iii) customer satisfaction scores during 2017. See “Executive Compensation—Grants of Plan-Based Awards in 2017” below. Mr. McNeill did not earn any similar non-equity incentive plan compensation during 2018 prior to his departure from Tesla.

We did not provide any non-equity incentive plan compensation to any of our other named executive officers in 2017, and we do not currently have or have planned any specific arrangements with our other named executive officers providing for non-equity incentive plan compensation.

Perquisites

Generally, we do not provide any perquisites or other personal benefits to our named executive officers except in certain limited circumstances. During 2017, we provided a housing/rent allowance in the aggregate amount of $82,400 to Mr. McNeill to facilitate his frequent travel to our California offices from his home outside California, and provided him an additional $54,236 as gross-up payments for income taxes payable by him on such allowance.

Health and Welfare Benefits

We provide the following benefits to our named executive officers on the same basis provided to all of our employees:

•	health, dental and vision insurance;
•	life insurance and accidental death and dismemberment insurance;
•	a Section 401(k) plan for which no match by Tesla is provided;

•	an employee stock purchase plan;
•	short-and long-term disability insurance;
•	medical and dependent care flexible spending account; and
•	a health savings account.

Tax and Accounting Considerations

Sections 280G and 409A. We have not provided any executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Code. Section 280G and related Code sections provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of Tesla that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A.

Tax Deduction Limit. Code Section 162(m) limits the U.S. federal income tax deduction for compensation paid to our Chief Executive Officer, our Chief Financial Officer and certain other highly compensated executive officers (including, among others, our next three other most highly compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer) as of the end of the calendar year). Commencing with our 2018 fiscal year (which is the calendar year), the maximum U.S. federal income tax deduction that we may receive for annual compensation paid to any officer covered by Code Section 162(m) will be $1,000,000 per officer. For years prior to 2018, we also were permitted to receive a tax deduction for “performance-based” compensation as defined under Code Section 162(m) without regard to the $1,000,000 limitation. However, recent U.S. tax legislation eliminated the performance-based exception. These new rules are effective starting in 2018 for us, except that certain equity awards (such as stock options) that we granted on or before November 2, 2017, might still be able qualify as performance-based compensation. To the extent that in 2018 or any later year, the aggregate amount of any covered officer’s salary, bonus, and amount realized from option exercises and vesting of restricted stock units or other equity awards, and certain other compensation amounts that are recognized as taxable income by the officer exceeds $1,000,000 in any year, we will not be entitled to a U.S. federal income tax deduction for the amount over $1,000,000 in that year. The Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our executive officers.

Accounting Implications. We follow ASC Topic 718 for our stock-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all stock-based compensation awards made to employees and directors based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our named executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Compensation Committee Report

The Compensation Committee oversees Tesla’s compensation programs, policies and practices. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the Compensation Committee of the Board

Ira Ehrenpreis (Chair)

Brad Buss

Robyn Denholm

Antonio Gracias

Summary Compensation Table

The following table presents information concerning the total compensation of our named executive officers for each of the last three fiscal years. No disclosure is provided for fiscal years for which those persons were not named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Elon Musk	2017	49,920	—	—	—		—		—		49,920
Chief Executive Officer and Chairman	2016	45,936	—	—	—		—		—		45,936
	2015	37,584	—	—	—		—		—		37,584

Jeffrey B. Straubel	2017	249,600	—	—	—		—		—		249,600
Chief Technology Officer	2016	250,560	—	—	7,677,023		—		—		7,927,583
	2015	250,560	—	—	—		—		—		250,560

Deepak Ahuja(3)	2017	428,846	—	10,501,859	4,567,304		—		—		15,498,009
Chief Financial Officer	2015	339,300	—	—	—		—		—		339,300

Doug Field	2017	300,000	—	8,851,618	—		—		—		9,151,618
Senior Vice President, Engineering	2016	301,153	—	2,119,322	—		—		—		2,420,475
	2015	306,923	—	2,808,785	—		—		—		3,115,708

Jason Wheeler	2017	174,041	—	—	—		—		—		174,041
Former Chief Financial Officer	2016	501,931	—	—	—		—		—		501,931
	2015	46,154	—	—	20,852,142	(4)	—		—		20,898,296

Jon McNeill	2017	500,000	—	1,403,277	—		395,803	(5)	136,636	(6)	2,435,716
Former President, Global Sales and Service	2016	501,923	—	2,119,322	3,070,785		772,480	(5)	—		6,464,510

(1)

This column reflects the grant date fair value computed in accordance with ASC Topic 718 of the restricted stock unit awards granted to the named executive officers, which is measured on the grant date based on the closing fair market value of our common stock. These amounts do not necessarily correspond to the actual value that may be recognized by the named executive officers.

(2)

This column reflects the aggregate grant date fair value computed in accordance with ASC Topic 718 of the options to purchase shares of our common stock granted to the named executive officers. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 23, 2018. These amounts do not necessarily correspond to the actual value that may be recognized by the named executive officers.

(3)

Mr. Ahuja began his current service as our principal financial officer in March 2017 after transitioning away from such capacity in November 2015, and consequently was not a named executive officer during 2016.

(4)

Reflects Mr. Wheeler’s new hire stock option grant. Mr. Wheeler resigned from his position as our Chief Financial Officer effective March 2017. This option award did not vest with respect to 133,490 of the 200,178 shares of our common stock initially underlying such award.

(5)

Consists of variable compensation based on the achievement during or by the end of the applicable year of specified metrics relating to (i) vehicle deliveries, (ii) operational and financial metrics relating to vehicle service performance and/or costs, and (iii) customer satisfaction scores.

(6)	Reflects a housing/rent allowance in the aggregate amount of $82,400 and $54,236 as gross-up payments for income taxes payable by Mr. McNeill on such allowance.

Pay Ratio Disclosure

Tesla is committed to fair and competitive compensation for its employees. Moreover, Elon Musk, our Chief Executive Officer, has agreed to a compensation arrangement in the 2018 CEO Performance Award that is substantially tied to the appreciation of our market capitalization. Because all Tesla employees are provided equity awards, this also means that Mr. Musk’s compensation is tied to the success of all Tesla employees. We are providing a ratio of (i) Mr. Musk’s 2017 annual total compensation to (ii) the median of the 2017 annual total compensation of all Tesla employees, other than Mr. Musk, calculated pursuant to the disclosure requirements of “Executive Compensation—Summary Compensation Table” above as if all of our employees were named executive officers.

Mr. Musk’s 2017 annual total compensation, as reported in “Executive Compensation—Summary Compensation Table,” was $49,920, and the median 2017 annual total compensation of all other employees was $54,816. Consequently, the applicable ratio of such amounts for 2017 was 0.91:1.

Our methodology for identifying the median of the 2017 annual total compensation for each of our employees other than Mr. Musk was as follows:

•

We determined that as of December 31, 2017, Tesla and all of our subsidiaries had 36,302 qualifying individuals (full-time, part-time and temporary employees other than Mr. Musk), of which 18% were based outside of the U.S. and 26% were production line employees.

•	We did not include in the population of qualifying individuals any employees of staffing agencies whose compensation is determined by such agencies.
•

We applied the requirements and assumptions required for the table in “Executive Compensation—Summary Compensation Table” for each of such individuals as if he or she was a named executive officer to calculate the total annual compensation, including base salary or wages, performance-based commission payments, and equity awards based on their grant date fair values.

•	We converted any payment earned or paid in a foreign currency to U.S. dollar using the average of the prevailing conversion rates for the month of December 2017.
•	We selected the median of all total annual compensation amounts calculated in accordance with the foregoing.

Grants of Plan-Based Awards in 2017

The following table presents information concerning each grant of an award made to a named executive officer in fiscal 2017 under any plan.

						All Other	All Other
						Stock	Option	Exercise or
						Awards:	Awards:	Base
			Estimated Future Payouts Under			Number of	Number of	Price of	Grant Date Fair
			Non-Equity Incentive Plan Awards			Shares of	Securities	Option	Value of Stock
Name	Grant Date(1)		Threshold ($)	Target ($)	Maximum ($)	Stocks or Units (#)	Underlying Options(#)	Awards ($/Sh)	and Option Awards ($)
Deepak Ahuja	3/13/2017	(2)	—	—	—	—	42,661	246.17	4,567,304
	3/13/2017	(2)	—	—	—	42,661	—	—	10,501,859
Doug Field	8/14/2017		—	—	—	24,331	—	—	8,851,618
Jon McNeill	8/14/2017		—	—	—	634	—	—	230,650
	2/13/2017		—	—	—	4,179	—	—	1,172,628
	—		(3)	(3)	(3)	—	—	—	—

(1)	The vesting schedule applicable to each outstanding award is set forth in “Executive Compensation—Outstanding Equity Awards at 2017 Fiscal Year-End” below.
(2)	Reflects a new hire award to Mr. Ahuja upon his reappointment as Chief Financial Officer in March 2017 after transitioning away from such capacity in November 2015.
(3)

Reflects a completed variable compensation plan based on the achievement during or by the end of the applicable year of specified metrics relating to (i) vehicle deliveries, (ii) operational and financial metrics relating to vehicle service performance and/or costs, and (iii) customer satisfaction scores, pursuant to which Mr. McNeill earned $395,803.

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table presents information concerning unexercised options and unvested restricted stock unit awards for each named executive officer outstanding as of the end of fiscal 2017.

	Option Awards							Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Elon Musk	6/10/2013	(2)	350	—	—	100.05	6/10/2023	—	—
	4/8/2013	(2)	350	—	—	41.83	4/8/2023	—	—
	8/13/2012	(3)	4,219,920	—	1,054,981	31.17	8/13/2022	—	—
Jeffrey B. Straubel	4/11/2016	(4)	26,229	37,099	—	249.92	4/11/2026	—	—
	1/13/2014	(5)	165,000	—	55,000	139.34	1/13/2024	—	—
	7/8/2013	(2)	1,050	—	—	121.61	7/8/2023	—	—
	6/10/2013	(2)	700	—	—	100.05	6/10/2023	—	—
	5/13/2013	(2)	700	—	—	87.80	5/13/2023	—	—
	4/8/2013	(2)	350	—	—	41.83	4/8/2023	—	—
	3/11/2013	(2)	700	—	—	39.10	3/11/2023	—	—
	2/11/2013	(2)	350	—	—	38.42	2/11/2023	—	—
	6/11/2012	(2)	700	—	—	29.12	6/11/2022	—	—
	2/13/2012	(6)	42,507	—	—	31.49	2/13/2022	—	—
	1/9/2012	(2)	350	—	—	27.25	1/9/2022	—	—
	12/12/2011	(2)	350	—	—	30.41	12/12/2021	—	—
	3/14/2011	(2)	350	—	—	23.25	3/14/2021	—	—
	1/10/2011	(6)	45,791	—	—	28.45	1/10/2021	—	—
	9/13/2010	(7)	20,000	—	—	20.72	9/13/2020	—	—
Deepak Ahuja	3/13/2017	(8)	—	42,661	—	246.17	3/13/2027	—	—
	3/13/2017	(9)	—	—	—	—	—	42,661	13,282,503
	2/13/2012	(6)	5,035	—	—	31.49	2/13/2022	—	—
Doug Field	8/14/2017	(10)	—	—	—	—	—	24,331	7,575,457
	4/11/2016	(11)	—	—	—	—	—	5,300	1,650,155
	10/12/2015	(12)	—	—	—	—	—	1,511	470,450
	5/11/2015	(13)	—	—	—	—	—	3,377	1,051,429
	11/10/2014	(5)	22,500	—	7,500	241.93	11/10/2024	—	—
Jason Wheeler(14)	—		—	—	—	—	—	—	—
Jon McNeill	2/13/2017	(15)(16)	—	—	—	—	—	3,395	1,057,034
	4/11/2016	(4)(16)	10,599	14,840	—	249.92	4/11/2026	—	—
	4/11/2016	(16)(11)	—	—	—	—	—	5,300	1,650,155
	9/14/2015	(16)(17)	68,261	48,759	—	253.19	9/14/2025	—	—

(1)

The market value of unvested restricted stock units is calculated by multiplying the number of unvested restricted stock units held by the applicable named executive officer by the closing price of our common stock on December 29, 2017, which was $311.35.

(2)

Stock option awards granted as part of our company-wide patent incentive program. The total number of shares subject to the option was vested and exercisable on the applicable grant date of the option.

(3)

1/10 of the total number of shares subject to the option will become vested and exercisable each time: (i) our market capitalization increases by $4.0 billion above the initially measured market capitalization of $3.2 billion; and (ii) one of 10 specified performance milestones relating to the development of our Model X and Model 3 vehicles and our total production of vehicles is attained, subject to Mr. Musk’s continued service to us at each such vesting event. If any shares have not vested by the end of the 10-year term of the option, they will be forfeited and Mr. Musk will not realize the value of such shares. As of the date of this filing, 10 market capitalization milestones and nine performance milestones have been achieved. Mr. Musk has not exercised any of the vested options to date. See “Executive Compensation—Compensation Discussion and Analysis—Chief Executive Officer Compensation” above.

(4)

1/8 of the shares subject to the option became vested and exercisable on October 11, 2016 and 1/48 of the shares subject to the option shall become vested and exercisable every month thereafter, subject to the grantee’s continued service to us on each such vesting date.

(5)

1/4 of the shares subject to the option became vested and exercisable upon each of the following, as determined by our Board: (i) the completion of the first Model X production vehicle; (ii) aggregate vehicle production of 100,000 vehicles in a trailing 12-month period; and (iii) completion of the first Model 3 production vehicle. 1/4 of the shares subject to this option will become vested and exercisable upon the determination by the Board that annualized gross margin of greater than 30.0% in any three years is achieved, subject to the grantee’s continued service to us on each such vesting date.

(6)

1/48 of the shares subject to the option vested or shall vest monthly starting on the one-month anniversary of the applicable grant date, subject to the grantee’s continued service to us on each such vesting date.

(7)

1/4 of the shares subject to the option became vested and exercisable upon the completion of the Model S engineering prototype, 1/4 of the shares subject to the option became vested and exercisable upon the completion of the Model S validation prototype, 1/4 of the shares subject to the option became vested and exercisable upon the first production of the Model S vehicle, and 1/4 of the shares subject to the option became vested and exercisable upon completion of production of the 10,000th Model S vehicle, in each case as determined by the Board.

(8)

1/4 of the shares subject to the option will become vested and exercisable on February 22, 2018 and 1/48th of the shares subject to the option shall become vested and exercisable each month thereafter, subject to the grantee’s continued service to us on each such vesting date.

(9)	1/4 of this award will vest on March 5, 2018 and 1/16 of this award will vest every three months thereafter, subject to the grantee’s continued service to us on each such vesting date.
(10)

1/8 of this award will vest on March 5, 2018 and the remainder of the award will commence vesting in fourteen equal quarterly installments beginning June 5, 2018, subject to the grantee’s continued service to us on each such vesting date.

(11)	1/8 of this award vested on December 5, 2016 and 1/16 of the award will vest every three months thereafter, subject to the grantee’s continued service to us on each such vesting date.
(12)

1/16 of this award vested on March 5, 2016 and the remainder of the award will vest at a rate of 1/16 of the total award on each three-month anniversary of such date, subject to the grantee’s continued service to us on each such vesting date.

(13)

3/16 of this award vested on March 5, 2016 and the remainder of the award will vest at a rate of 1/16 of the total award on each three-month anniversary of such date, subject to the grantee’s continued service to us on each such vesting date.

(14)	Mr. Wheeler resigned from his role as Chief Financial Officer, effective March 2017.
(15)	1/8 of this award vested on September 5, 2017 and 1/16 of this award will vest every three months thereafter, subject to the grantee’s continued service to us on each such vesting date.
(16)	Mr. McNeill’s employment with Tesla ended on February 7, 2018, after which he will not vest in any portion of this award.
(17)

1/8 of the shares subject to the option became vested and exercisable on August 26, 2016 and 1/48 of the shares subject to the option shall become vested and exercisable each month thereafter, subject to the grantee’s continued service to us on each such vesting date.

2017 Option Exercises and Stock Vested

The following table presents information concerning each exercise of stock options and vesting of stock awards during fiscal 2017 for each of the named executive officers.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Elon Musk	—		—	—		—
Jeffrey B. Straubel	131,072	(3)	38,345,015	—		—
Deepak Ahuja	—		—	—		—
Doug Field	—		—	15,905	(4)	5,012,583
Jason Wheeler	66,688		6,520,447	—		—
Jon McNeill	—		—	3,538	(5)	1,156,406

(1)

Reflects the product of the number of shares of stock subject to the exercised option multiplied by the difference between the market price of our common stock at the time of exercise on the exercise date and the exercise price of the option.

(2)	Reflects the product of the number of shares of stock vested multiplied by the market price of our common stock on the vesting date.
(3)	Includes exercises of long-held stock options to purchase 119,100 shares of Tesla common stock that were scheduled to expire in 2017.
(4)

Vesting of awards were not accompanied by simultaneous sales of the underlying shares, except any automatic sales of a portion thereof by Tesla to satisfy Tesla’s withholding obligations related to the vesting of such awards. Moreover, other than such automatic sales, the only sales of shares that Mr. Field transacted during 2017 were for an aggregate 4,000 shares at an aggregate sale price of approximately $1,166,421 pursuant to a pre-determined Rule 10b5-1 trading plan.

(5)

Vesting of awards was not accompanied by simultaneous sales of the underlying shares, except for automatic sales of portions thereof by Tesla to satisfy Tesla’s withholding obligations related to the vesting of such awards.

Potential Payments Upon Termination or Change of Control

We do not have an employment agreement for any specific term with any of our named executive officers. Moreover, we do not have any contract, agreement, plan or arrangement that would result in payments to a named executive officer at, following, or in connection with any termination of employment, including resignation, severance, retirement or a constructive termination of employment of a named executive officer, or a change in control of Tesla (other than the vesting of the 2018 CEO Performance Award based solely upon the achievement of market capitalization milestones as measured at the time of a change in control of Tesla) or a change in the named executive officer’s responsibilities.

Compensation of Directors

2017 Director Compensation Table

The following table provides information concerning the compensation paid by us to each of our non-employee directors during fiscal year 2017. Elon Musk, who is our Chief Executive Officer, does not receive additional compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	All Other Compensation		Total ($)
Brad Buss	28,750	3,328,252	—		3,357,002
Robyn Denholm	45,000	4,876,810	—		4,921,810
Ira Ehrenpreis	37,500	—	—		37,500
Antonio Gracias	37,500	—	—		37,500
Stephen Jurvetson	27,500	—	—		27,500
James Murdoch	10,000	1,916,972	—		1,926,972
Kimbal Musk	20,000	—	1,721	(3)	21,721
Linda Johnson Rice	10,000	1,916,972	6,942	(3)	1,933,914

(1)	As of December 31, 2017, the aggregate number of shares underlying option awards outstanding for each of our non-employee directors was:

Name	Aggregate Number of Shares Underlying Options Outstanding
Brad Buss	158,748
Robyn Denholm	141,333
Ira Ehrenpreis	82,492
Antonio Gracias	218,666
Stephen Jurvetson	17,223
James Murdoch	16,668
Kimbal Musk	57,500
Linda Johnson Rice	16,668

(2)

Reflects the aggregate grant date fair value computed in accordance with ASC Topic 718. The assumptions used in the valuation of option awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 23, 2018. These amounts do not necessarily correspond to the actual value that may be recognized by our non-employee directors.

(3)	Consists of reimbursements for out-of-pocket travel expenses incurred in connection with attendance at Board or Board committee meetings.

Standard Director Compensation Arrangements

Our current director compensation policy that is applicable to all of Tesla’s non-employee directors provides that each such non-employee director will receive the following compensation for Board and Board committee services, as applicable:

•	an annual cash retainer for general Board service of $20,000;
•	no cash awards for attendance of general Board meetings;

•

an annual cash retainer for serving as the chair of the Audit Committee of $15,000, for serving as the chair of the Compensation Committee of $10,000 and for serving as the chair of the Nominating and Corporate Governance Committee of $7,500;

•

an annual cash retainer for serving on the Audit Committee of $7,500 per member, for serving on the Compensation Committee of $5,000 per member, and for serving on the Nominating and Corporate Governance Committee of $5,000 per member;

•

upon first joining the Board on or after July 13, 2017, an automatic initial grant of a stock option to purchase a number of shares of our common stock equal to 1,389 multiplied by the number of months (rounded up to a whole number) between the date on which such director joined the Board and the first June 18 following such date (the “Initial Triennial Award Grant Date”), vesting 100% on the Initial Triennial Award Grant Date (subject to continued service through such date);

•

(i) on June 18, 2015 or, with respect to a director who first joined the Board on or after July 13, 2017, on the Initial Triennial Award Grant Date for such director, and (ii) every three years thereafter, an automatic grant of a stock option to purchase 50,000 shares of our common stock;

•

for serving as the lead independent director, (i) on the later of June 12, 2012 or shortly following appointment as the lead independent director, and (ii) every three years thereafter, an automatic grant of a stock option to purchase 24,000 shares of our common stock;

•

for serving as a member of the Audit Committee, the Compensation Committee or the Nominating and Corporate Governance Committee, (i) on the later of June 12, 2012 or shortly following appointment as a member of such Committee, and (ii) every three years thereafter, an automatic grant of a stock option to purchase 12,000 shares, 9,000 shares, or 6,000 shares, respectively, of our common stock; and

•

in addition to any applicable grant in the immediately preceding bullet, for serving as the chair of the Audit Committee, the Compensation Committee or the Nominating and Corporate Governance Committee, (i) on the latter of June 12, 2012 or shortly following appointment as the chair of such Committee, and (ii) every three years thereafter, an automatic grant of a stock option to purchase 12,000 shares, 6,000 shares, or 3,000 shares, respectively, of our common stock.

Each automatic triennial stock option grant and each stock option grant for service as lead independent director, member of a Board committee or chair of a Board committee, in each case as described above, will vest 1/36 per month for three years starting on the one month anniversary of the vesting commencement date, subject to continued service in the capacity for which such grant was made (except that if a director who was granted such an option ceases to be a director on the day before an annual meeting that is held earlier than the anniversary date of the vesting commencement date for that calendar year, vesting will accelerate with respect to the shares that would have vested if such director continued service through such anniversary date).

If, following a change in control of Tesla, the service of a non-employee director is terminated, all stock options granted to the director pursuant to the compensation policy shall fully vest and become immediately exercisable.

Non-employee directors may also have their travel, lodging and related expenses associated with attending Board or Board committee meetings reimbursed by Tesla.

Equity Compensation Plan Information

The following table summarizes the number of securities underlying outstanding options, stock awards, warrants and rights granted to employees and directors, as well as the number of securities remaining available for future issuance, under Tesla’s equity compensation awards as of December 31, 2017.

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)(1)		Weighted-average exercise price of outstanding options, warrants and rights ($)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
Equity compensation plans approved by security holders	15,116,698		96.72	8,469,615	(3)
Equity compensation plans not approved by security holders	453,504	(4)	403.40	—
Total	15,570,202		105.56	8,469,615

(1)	Consists of options to purchase shares of our common stock and restricted stock unit awards representing the right to acquire shares of our common stock.
(2)

The weighted average exercise price is calculated based solely on the outstanding stock options. It does not take into account the shares issuable upon vesting of outstanding restricted stock unit awards, which have no exercise price.

(3)

Consists of 7,045,637 shares remaining available for issuance under the 2010 Plan, and 1,423,978 shares remaining available for issuance under the Tesla, Inc. 2010 Employee Stock Purchase Plan (the “ESPP”). The 2010 Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, beginning with the fiscal 2011, equal to the least of (i) 5,333,333 shares of our common stock, (ii) four percent (4%) of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year, or (iii) such lesser amount as our Board may determine. Our ESPP provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, beginning with the fiscal 2011, equal to the least of (i) 1,000,000 shares of our common stock, (ii) one percent (1%) of the outstanding shares of our common stock on the first day of the fiscal year, or (iii) such lesser amount as our Board or a designated committee acting as administrator of the plan may determine.

(4)

Consists of outstanding stock options and restricted stock unit awards that were assumed in connection with acquisitions. No additional awards may be granted under the plans pursuant to which such awards were initially granted.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review of Related Party Transactions

In accordance with the charter for the Audit Committee of the Board, our Audit Committee reviews and approves in advance any proposed related person transactions.

For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

The individuals and entities that are considered “related persons” include:

•	Directors, nominees for director and executive officers of Tesla;
•	Any person known to be the beneficial owner of five percent or more of Tesla’s common stock (a “5% Stockholder”); and
•	Any immediate family member, as defined in Item 404(a) of Regulation S-K, of a director, nominee for director, executive officer or 5% Stockholder.

In accordance with our Related Person Transactions Policy and Procedures, the Audit Committee must review and approve all transactions in which (i) Tesla or one of its subsidiaries is a participant, (ii) the amount involved exceeds $120,000 and (iii) a related person has a direct or indirect material interest, other than transactions available to all employees of the Company generally.

In assessing a related party transaction brought before it for approval the Audit Committee considers, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The Audit Committee may then approve or disapprove the transaction in its discretion.

Any related person transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC.

Related Party Transactions

SpaceX

Elon Musk is the Chief Executive Officer, Chief Technical Officer and a significant stockholder of SpaceX. Kimbal Musk, a member of our Board, is also a member of the board of directors of SpaceX. In addition, certain other members of our Board have interests in SpaceX as described in more detail above in “Corporate Governance—Director Independence.”

Since April 2016, SpaceX has invoiced Tesla for our use of an aircraft owned and operated by SpaceX at rates determined by Tesla and SpaceX, subject to rules of the Federal Aviation Administration governing such arrangements. In 2017, Tesla incurred approximately $698,543 of expenses under this arrangement. In addition, SpaceX operates and incurs operating expenses on a separate aircraft owned by Elon Musk. Since August 2017, we have an arrangement with SpaceX pursuant to which we are invoiced for Tesla’s use of such aircraft, at rates determined by Tesla and SpaceX, subject to rules of the Federal Aviation Administration governing such arrangements. In 2017, Tesla incurred approximately $46,510 of expenses under this arrangement.

In June 2017, SpaceX entered into an agreement with Tesla to purchase a microgrid energy system and installation services for approximately $1.9 million. In March 2018, SpaceX purchased additional equipment and services from Tesla under this arrangement for approximately $150,000 with all work to be completed in the second quarter of 2018.

SpaceX provides us, at no cost, with use of certain enterprise software developed by it.

Investors’ Rights Agreement

We have entered into an investors’ rights agreement, which we have amended from time to time, with certain current or former holders of our common stock, including the Elon Musk Revocable Trust dated July 22, 2003, and entities affiliated with VMC, of which Antonio Gracias, a member of our Board, is the Chief Executive Officer, director and majority owner. This agreement provides for certain rights relating to the registration of their shares of common stock.

Other Transactions

In the ordinary course of business, we enter into offer letters and employment agreements with our executive officers. We have also entered into indemnification agreements with each of our directors and officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

We completed our acquisition of SolarCity in November 2016. In August 2016, SolarCity issued $65 million in aggregate principal amount of 6.50% Solar Bonds due February 2018 to Elon Musk, upon the same terms and conditions offered to the public. In April 2017, Mr. Musk agreed to exchange the 6.50% Solar Bonds for a $65 million promissory note bearing interest at 6.5% issued by SolarCity on substantially identical terms, including the remaining maturity. In February 2018, Mr. Musk further exchanged such promissory note for a new $65 million promissory note bearing interest at 6.5% issued by SolarCity, due in August 2018.

Elon Musk is a co-founder and significant stockholder of The Boring Company, with which we have entered into an agreement to sell certain vehicle motor and battery pack components. We expect to invoice approximately $400,000 in total for parts sold and to be sold to The Boring Company during 2017 and 2018.

Since 2015, Tesla has reimbursed Jeffrey B. Straubel, Tesla’s Chief Technology Officer, for business expenses incurred for the operating costs of his aircraft when used solely for Tesla-related travel. During 2017, Tesla reimbursed Mr. Straubel $438,900 for such operating costs incurred in 2016 and 2017. During 2018, Tesla has reimbursed Mr. Straubel $1,890 for additional operating costs incurred in 2017.

The disclosures in “Corporate Governance—Director Independence” above relating to Tesla’s transaction with Mapbox and certain consulting services provided by VMC to Tesla are hereby incorporated by reference.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16 of the Exchange Act, Tesla’s directors, executive officers and any persons holding more than 10% of the Tesla’s common stock are required to report initial ownership of the Tesla common stock and any subsequent changes in ownership to the SEC. Specific due dates have been established by the SEC, and Tesla is required to disclose in this proxy statement any failure to file required ownership reports by these dates. Based solely upon the copies of Section 16(a) reports that Tesla received from such persons for their 2017 fiscal year transactions, and the written representations received from certain of such persons that no reports were required to be filed for them for the 2017 fiscal year that have not been filed, Tesla is aware of no late Section 16(a) filings other than an amended Form 4 that Kimbal Musk filed on February 14, 2018 with respect to the sale of 2,191 shares omitted from a Form 4 filed on May 3, 2017, and a Form 4 filed by Antonio Gracias on April 2, 2018 with respect to the acquisition of 105 shares of Tesla’s common stock through a pro-rata distribution from an investment fund on November 6, 2017.

OWNERSHIP OF SECURITIES

The following table sets forth certain information regarding the beneficial ownership of Tesla’s common stock, as of December 31, 2017, for the following:

•	each person (or group of affiliated persons) who is known by us to beneficially own 5% of the outstanding shares of our common stock;
•	each of our non-employee directors;
•	each of our executive officers named in the Summary Compensation Table of this proxy statement; and
•	all directors and current executive officers of Tesla as a group.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of December 31, 2017. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Applicable percentage ownership is based on 168,796,945 shares of Tesla’s common stock outstanding at December 31, 2017.

Unless otherwise indicated, all persons named below can be reached at Tesla, Inc., 3500 Deer Creek Road, Palo Alto, California 94304.

Beneficial Owner Name	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
Elon Musk (1)	37,853,041	21.9%
FMR LLC (2)	16,819,987	10.0%
Baillie Gifford & Co. (3)	12,902,408	7.6%
T. Rowe Price Associates, Inc. (4)	10,796,682	6.4%
Named Executive Officers & Directors
Elon Musk (1)	37,853,041	21.9%
Jeffrey B. Straubel (5)	634,129	*
Deepak Ahuja (6)	69,564	*
Doug Field (7)	42,728	*
Jon McNeill (8)(9)	87,407	*
Jason Wheeler	(10)	(10)
Brad Buss (11)	140,123	*
Robyn Denholm (12)	99,110	*
Ira Ehrenpreis (13)	89,540	*
Antonio Gracias (14)	483,939	*
Stephen Jurvetson (15)	114,576	*
James Murdoch (16)	10,485	*
Kimbal Musk (17)	202,467	*
Linda Johnson Rice	—	—
All current executive officers and directors as a group (12 persons) (18)	39,739,702	22.8%

*	Represents beneficial ownership of less than 1%.
(1)

Includes (i) 33,632,421 shares held of record by the Elon Musk Revocable Trust dated July 22, 2003; and (ii) 4,220,620 shares issuable to Mr. Musk upon exercise of options exercisable within 60 days after December 31, 2017. Includes 13,774,897 shares pledged as collateral to secure certain personal indebtedness.

(2)

Includes shares that may be deemed to be beneficially owned by FMR LLC and/or Abigail P. Johnson, FIAM LLC, Fidelity (Canada) Asset Management ULC, Fidelity Institutional Asset Management Trust Company, Fidelity Management & Research (Hong Kong) Limited, Fidelity Management & Research Company, Fidelity Selectco, LLC, FMR Co., Inc. and Strategic Advisers, Inc. FMR LLC is predominantly owned by members of the family of Abigail P. Johnson, Director, Chairman and Chief Executive Officer of FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by various investment companies (the “Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC (“FMR Co.”), which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address for these entities and individuals is 245 Summer Street, Boston, MA 02210. The foregoing information is based solely on Amendment No. 8 to Schedule 13G of FMR LLC filed on February 13, 2018, which the Company does not know or have reason to believe is not complete or accurate and on which the Company is relying pursuant to applicable SEC regulations.

(3)

Includes shares held by Baillie Gifford & Co. and/or one or more of its investment adviser subsidiaries, which may include Baillie Gifford Overseas Limited, on behalf of investment advisory clients, which may include investment companies registered under the Investment Company Act, employee benefit plans, pension funds or other institutional clients. The address for Baillie Gifford & Co. is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, UK. The foregoing information is based solely on Amendment No. 2 to Schedule 13G of Baillie Gifford & Co. filed on January 24, 2018, which the Company does not know or have reason to believe is not complete or accurate and on which the Company is relying pursuant to applicable SEC regulations.

(4)

Includes shares held by T. Rowe Price Associates, Inc. (“Price Associates”), which does not serve as custodian of the assets of any of its clients. Accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients which Price Associates serves as investment adviser. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time. The address for Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202. The foregoing information is based solely on Amendment No. 2 to Schedule 13G of Price Associates filed on February 14, 2018, which the Company does not know or have reason to believe is not complete or accurate and on which the Company is relying pursuant to applicable SEC regulations.

(5)	Includes 307,776 shares issuable upon exercise of options exercisable within 60 days after December 31, 2017. Includes 136,566 shares pledged as collateral to secure certain personal indebtedness.
(6)	Includes 15,701 shares issuable upon exercise of options exercisable within 60 days after December 31, 2017.
(7)	Includes 22,500 shares issuable upon exercise of options exercisable within 60 days after December 31, 2017.
(8)	Includes 84,795 shares issuable upon exercise of options exercisable within 60 days after December 31, 2017.
(9)	Mr. McNeill’s employment with Tesla ended on February 7, 2018.
(10)	Mr. Wheeler resigned from his role as Chief Financial Officer, effective March 2017.
(11)	Includes 131,441 shares issuable upon exercise of options exercisable within 60 days after December 31, 2017.
(12)	Comprised of shares issuable upon exercise of options exercisable within 60 days after December 31, 2017.
(13)	Includes 74,268 shares issuable upon exercise of options exercisable within 60 days after December 31, 2017.
(14)

Includes (i) 4,253 shares held of record by Valor Equity Management II (“VEM II”); (ii) 271,778 shares owned by AJG Growth Fund LLC (“Growth Fund”), including 83,205 shares pledged as collateral to secure certain personal indebtedness; and (iii) 207,442 shares issuable upon exercise of options exercisable within 60 days after December 31, 2017. VEM II is advised directly and/or indirectly by Valor Management Corp., which may be deemed to have shared voting and investment power with respect to the shares held of record by VEM II. Mr. Gracias is a shareholder and director of Valor Management Corp., and may be deemed to have shared voting and investment power with respect to the shares held of record by VEM II. He is also fund manager for Growth Fund. The address for all the entities above is 875 North Michigan Avenue, Suite 3214, Chicago, IL 60611.

(15)	Includes (i) 104,243 shares held by the Jurvetson Trust and (ii) 10,333 shares issuable upon exercise of options exercisable within 60 days after December 31, 2017.
(16)	Comprised of shares held by the JRM Family Trust.
(17)	Includes 51,944 shares issuable upon exercise of options exercisable within 60 days after December 31, 2017. Includes 148,333 shares pledged as collateral to secure certain personal indebtedness.
(18)	Includes 5,141,135 shares issuable upon exercise of options held by our current executive officers and directors exercisable within 60 days after December 31, 2017.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in fulfilling its responsibilities for oversight of the integrity of Tesla’s consolidated financial statements, our internal accounting and financial controls, our compliance with legal and regulatory requirements, the organization and performance of our internal audit function and the qualifications, independence and performance of our independent registered public accounting firm.

The management of Tesla is responsible for establishing and maintaining internal controls and for preparing Tesla’s consolidated financial statements. The independent registered public accounting firm is responsible for auditing the financial statements. It is the responsibility of the Audit Committee to oversee these activities.

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with Tesla management and with PricewaterhouseCoopers LLP, Tesla’s independent registered public accounting firm;
•

Discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board; and

•

Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP their independence.

Based upon these discussions and review, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Tesla’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the United States Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board

Robyn Denholm (Chair)

Brad Buss

Antonio Gracias

OTHER MATTERS

Tesla knows of no other matters to be submitted at the 2018 Annual Meeting. If any other matters properly come before the 2018 Annual Meeting, it is the intention of the persons named in the proxy card to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the proxy, whether through telephonic or Internet voting or, alternatively, by using a paper copy of the proxy card that has been requested.

It is important that your shares be represented at the 2018 Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the proxy card or, if so requested, by executing and returning, at your earliest convenience, the requested proxy card in the envelope that will have been provided.

THE BOARD OF DIRECTORS

Palo Alto, California

April 26, 2018

. IMPORTANT ANNUAL MEETING INFORMATION MMMMMMMMMMMM Admission Ticket MMMMMMMMMMMMMMM C123456789 000004 000000000.000000 ext 000000000.000000 ext MMMMMMMMMENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 5, 2018. Vote by Internet • Go to www.envisionreports.com/TSLA • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X • IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • Proposals — The Board recommends a vote FOR all nominees, FOR Proposal 2, AGAINST Proposal 3 and AGAINST Proposal 4. 1. Election of three Class II Director Nominees: + For Against Abstain For Against Abstain For Against Abstain 01 - Antonio Gracias 02 - James Murdoch 03 - Kimbal Musk For Against Abstain For Against Abstain 2. To ratify the appointment of PricewaterhouseCoopers 3. A stockholder proposal to require that the Chair of the LLP as Tesla’s independent registered public accounting Board of Directors be an independent director. firm for the fiscal year ending December 31, 2018. For Against Abstain 4. A stockholder proposal regarding proxy access. Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE C 1234567890 J N T 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1UP X 3757491 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM + 02TGTD

2018 Annual Meeting Admission Ticket 2018 Annual Meeting of Tesla, Inc. Stockholders Tuesday, June 5, 2018 at 2:30 p.m. PDT Computer History Museum 1401 N. Shoreline Blvd, Mountain View, CA 94043 Upon arrival, please present this admission ticket and photo identification at the registration desk. From San Jose via US-101 North • 20 Minutes - 15 Miles • Take US-101 North toward San Francisco. • Take Shoreline Blvd exit. • Turn right onto Shoreline Blvd. • Cross through intersection. • Museum is on your right. From San Francisco via US-101 South • 40 Minutes - 35 Miles • Take US-101 South toward San Jose. • Take Shoreline Blvd exit. • Turn left onto Shoreline Blvd. • Cross through intersection. • Museum is on your right. From East Bay via I-880 South • 25 Minutes - 20 Miles • Take I-880 South toward San Jose. • Merge onto CA-237 West toward Mountain View. • Merge onto US-101 North toward San Francisco. • Take Shoreline Blvd exit. • Turn right onto Shoreline Blvd. • Cross through intersection. • Museum is on your right. From Saratoga via CA-85 North • 15 Minutes - 12 Miles • Take CA-85 North towards San Francisco. • Take Shoreline Blvd exit. • Turn right onto Shoreline Blvd. • Cross through intersection. • Museum is on your right. • IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • Proxy — Tesla, Inc. Notice of 2018 Annual Meeting of Stockholders Computer History Museum - 1401 N. Shoreline Blvd, Mountain View, CA 94043 This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting – June 5, 2018 at 2:30 p.m. PDT Elon Musk, Deepak Ahuja and Todd Maron, or any of them, each with the power of substitution, are hereby authorized to represent as proxies and vote with respect to the proposals set forth on the reverse side and in the discretion of such proxies on all other matters that may be properly presented for action all shares of stock of Tesla, Inc. the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 2:30 p.m. Pacific Time on Tuesday, June 5, 2018, or any postponement, adjournment or continuation thereof, and instructs said proxies to vote as specified on the reverse side. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposal 2, AGAINST Proposal 3 and AGAINST Proposal 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the annual meeting. (Items to be voted appear on reverse side.)